Exhibit 2.1
CONTRIBUTION AGREEMENT
among
CIMMARRON GATHERING GP, LLC,
TAOS GATHERING, LP and
CIMMARRON TRANSPORTATION, L.L.C.
(as the “Contributors”),
and
COPANO ENERGY, L.L.C.
APRIL 5, 2007

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		Page
16.16	Amendment	62
16.17	Waiver	62

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EXHIBITS

Exhibit A	Description of Units
Exhibit B	Escrow Agreement
Exhibit C	Contributors’ Knowledge
Exhibit D	Registration Rights Agreement
SCHEDULES

Schedule 1.1	Active Operations
Schedule 1.1(b)	Pro Forma Balance Sheet
Schedule 3.5	Employee Bonus Pool; Individuals and Amounts
Schedule 7.5	Consents
Schedule 7.3	Subsidiaries
Schedule 7.6	Litigation
Schedule 7.7	Financial Statements
Schedule 7.8	No Adverse Changes
Schedule 7.9	Liabilities
Schedule 7.10(a)	Tax Returns
Schedule 7.10(b)	Tax Allocation Agreements
Schedule 7.11(b)	Company Benefit Plans
Schedule 7.12	Environmental Claims
Schedule 7.13(a)	Material Contracts
Schedule 7.13(b)	Contract Defaults
Schedule 7.14	Tangible Personal Property
Schedule 7.15	Intellectual Property
Schedule 7.16	Licenses; Permits
Schedule 7.17	Insurance
Schedule 7.19	Title Claims
Schedule 7.21	Affiliate Relationships
Schedule 7.24	Compressor Locations
Schedule 9.3	Transactions with Affiliates
Schedule 11.7	Clean-up Matters

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CONTRIBUTION AGREEMENT
     This Contribution Agreement is made and entered into as of April 5, 2007, by and among Cimmarron Gathering GP, LLC, a limited liability company organized under the laws of the State of Texas (“Cimmarron GP”), Taos Gathering, LP, a limited partnership organized under the laws of the State of Texas (“Taos LP”), and Cimmarron Transportation, L.L.C., a limited liability company organized under the laws of the State of Oklahoma (“Transportation LLC” and, together with Cimmarron GP and Taos LP, the “Contributors”), and Copano Energy, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Copano”).
W I T N E S S E T H:
     WHEREAS, Cimmarron GP is the sole general partner of Cimmarron Gathering, LP, a limited partnership organized under the laws of the State of Texas (the “Partnership”); and
     WHEREAS, Taos LP and Transportation LP are the sole limited partners of the Partnership;
     WHEREAS, the Contributors own all of the outstanding interests in the Partnership; and
     WHEREAS, the Contributors desire to contribute to Copano, and Copano desires to accept from the Contributors all of the Contributors’ interests in the Partnership;
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:
     “Active Operations” means pipelines and related assets set forth on Schedule 1.1 (which Schedule constitutes a map identifying where such pipelines ands assets are located).
     “2006 Audited Financial Statements” means the audited consolidated financial statements of the Partnership and its Subsidiaries delivered to Copano pursuant to Section 9.5(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

     “Agreement” means this Contribution Agreement, as the same may be amended or supplemented from time to time.
     “Balance Sheets” has the meaning assigned to such term in Section 7.7.
     “Balance Sheet Date” means December 31, 2006.
     “Base Cash Portion” means cash in an amount equal to US$36,000,000.
     “Benefit Plan” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it were subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), and (iv) each bonus, deferred compensation, incentive compensation or executive compensation plan, program or agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance and (c) directors, officers and employees liability insurance.
     “Business” means the oil and natural gas gathering business of the Partnership and its Subsidiaries in Texas and Oklahoma.
     “Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by Law to close.
     “Cimmarron GP” is defined in the introductory paragraph to this Agreement.
     “Cimmarron GP Interests” is defined in Section 2.1(a).
     “Claim Period” is defined in Section 14.2(a).
     “Claim Threshold” means $100,000.
     “Closing” means the closing of the transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing occurs.
     “Closing Units” is defined in Section 2.2(a)(i).
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any regulations promulgated thereunder.
     “Code” means the Internal Revenue Code of 1986, as amended, and any regulations or other agency releases promulgated thereunder.
     “Common Unit” is defined in the Copano LLC Agreement.

     “Company Benefit Plan” means any Benefit Plan established or maintained by or contributed to by the Partnership, its Subsidiaries or any of their respective ERISA Affiliates with respect to any employees or former employees of the Partnership or any of the Subsidiaries as of the date of this Agreement.
     “Confidentiality Agreement” means that certain confidentiality agreement dated February 22, 2007, between Copano and the Partnership.
     “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.
     “Contribution Value” means $95,000,000.
     “Contributor Affiliate” means any Affiliate of any of the Contributors.
     “Contributor Indemnitees” means, collectively, each Contributor and its Affiliates (including its members and partners, but excluding Copano, Copano’s members and Subsidiaries and any Person that was an Affiliate of Copano prior to the Closing Date) and their respective officers, directors, managers, owners, employees, agents, and representatives.
     “Contributors” is defined in the introductory paragraph to this Agreement.
     “Contributors Representative” is defined in Section 16.7.
     “Contributors’ Tax” is defined in Section 13.2(b).
     “Copano” is defined in the introductory paragraph to this Agreement.
     “Copano Indemnitees” means, collectively, Copano and its Affiliates (including the Partnership after the Closing, but excluding the Contributors) and their respective officers, directors, managers, owners, employees, agents, and representatives.
     “Copano LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Copano dated as of November 15, 2004, as amended by Amendment No. 1 dated as of August 1, 2005, as further amended by Amendment No. 2 dated as of August 24, 2005, as further amended or restated from time to time after the date hereof.
     “Copano Notice” is defined in Section 13.3.
     “Damages” is defined in Section 15.1.
     “Deductible Amount” means $2,000,000.
     “Early Release Escrowed Units” means the Escrowed Units, if any, in excess of the number of Escrowed Units equal to the quotient of (i) $5,000,000 divided by (ii) the average closing price per Common Unit over the 10 Business Days ending on the last Business Day preceding the six-month anniversary of the Closing Date, rounded up or down to the nearest whole number of Units.

     “Effective Time” means 12:01 AM on the Closing Date.
     “Effective Time Balance Sheet” has the meaning assigned to such term in Section 2.4(b)(i).
     “Employee Bonus Pool” is defined in Section 2.2(a)(iv).
     “Employee Records” means records related to employees performing services for the Partnership or any of its Subsidiaries as of the date of this Agreement who are eligible to become employees of Copano or its Affiliates (including the Partnership), but only to the extent such records pertain to (i) skill and development training and biographies, (ii) seniority histories, (iii) salary and Benefit Plan information and histories, (iv) Occupational Safety and Health Administration reports, (v) active medical restriction forms, (vi) time and attendance records, and (vii) vacation accruals and usages.
     “Environmental Laws” means any and all Laws pertaining to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Laws of any Governmental Entity having jurisdiction over the Partnership or any of its Subsidiaries or their respective properties or operations, and all amendments to such Laws (prior to Closing) and all regulations implementing any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations or other agency releases promulgated thereunder.
     “ERISA Affiliate” means a trade or business, whether or not incorporated, which is or during the last six years preceding the date of this Agreement has been under common control, or treated as a single employer, with the Partnership, under Code Section 414(b), (c), (m) or (o).
     “Escrow Agent” means JPMorgan Chase Bank, N.A., or such other Person as Copano and Contributors may agree upon.
     “Escrow Agreement” means an Escrow Agreement between Contributors, Copano and Escrow Agent substantially in the form attached hereto as Exhibit B.
     “Escrowed Units” means, on the Closing Date, the number of Units equal to the quotient of (i) $17,500,000 divided by (ii) the average closing price per Common Unit over the 10

Business Days ending on the last Business Day preceding the Closing Date, rounded up or down to the nearest whole number of Units, as such number of Units may be decreased from time to time in accordance with Section 15.9 below. The term “Escrowed Units” shall also include any Common Units converted from any Escrowed Units while such Units are held in escrow in accordance with the terms of Section 15.9
     “Estimated Cash Price” means the sum of (i) the Base Cash Portion plus (ii) the Estimated Working Capital Payment.
     “Estimated Working Capital Payment” means an amount equal to Cimmarron GP’s estimate of the Working Capital as of the Effective Time determined in accordance with Section 2.4.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “Final Working Capital” means the actual Working Capital as of the Effective Time, determined in accordance with Section 2.4.
     “Final Working Capital Payment” means the amount paid to Contributors or refunded to Copano, as the case may be, pursuant to Section 2.4(e).
     “Financial Statements” is defined in Section 7.7.
     “Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2 and 4.6, Sections 5.1, 5.2 and 5.6, Sections 6.1, 6.2 and 6.6, and Sections 7.1 and 7.2.
     “GAAP” means United States generally accepted accounting principles with such exceptions to such United States generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement.
     “Gathering Operating Agreement” means that certain Agreement for Construction and Operation of the Tri-County Gas Gathering System dated as of January 1, 2005, as amended by that certain Tri-County Gathering System Operating Agreement Amendment Number One dated February 1, 2007.
     “Governmental Approvals” means all filings with, notifications to and consents and approvals of Governmental Entities necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws.
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, political subdivision, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).
     “Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which is any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof that is listed, defined or regulated under any Environmental Law or other applicable Law, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties or any adjacent property, or a hazard to the environment or to the health or safety of persons on or about any properties; provided, that the threat or hazard is actionable under applicable Law.
     “Hydrocarbons” means oil, gas, other liquid or gases hydrocarbon, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Inactive Operations” means those pipelines and related assets of the Partnership other than the Active Operations.
     “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Indemnity Claim” is defined in Section 15.3.
     “Independent Accountants” means UHY Mann Frankfort Stein & Lipp CPAs, LLP or such other independent accounting firm as may be approved by the Contributors Representative and Copano.

     “Intellectual Property” means all registered trademarks, copyrights, trade names, service marks, logos and patents, including pending applications to register any of the foregoing with any Governmental Entity, which have not expired or been abandoned.
     “IRS” means the Internal Revenue Service, and any successor thereto.
     “Key Employees” means Richard Howey, Mike Noack, and Cody Presgrove.
     “Knowledge” means with respect to any of the Contributors, the actual knowledge of the Persons listed on Exhibit C.
     “Law(s)” means any statute, law, rule, regulation, Order or ordinance of, or any other legal requirement of any Governmental Entity to which a specified Person or property is subject.
     “Leases” means all leases, subleases, easements, rights of way and agreements pursuant to which the Partnership or any of its Subsidiaries holds any leasehold or subleasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.
     “Lien” means any claim, charge, easement, encumbrance, lease, security interest, lien, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.
     “Litigation” means a claim, fine, action, suit, demand, investigation or proceeding or any arbitration or binding dispute resolution proceeding by or before any Governmental Entity, mediator or arbitrator.
     “Material Adverse Effect” means, with respect to the Contributors and the Partnership, any circumstance, change in, or effect on, the Business (whether or not (A) foreseeable as of the date hereof or (B) covered by insurance) which has a material adverse effect on (x) the conduct or operations of the Business, (y) the properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Partnership and its Subsidiaries, taken as a whole or (z) the ability of any Contributor to perform its obligations under or consummate the transactions contemplated by the Transaction Documents; provided that any adverse event, change, fact, circumstance or occurrence arising from or relating to the following shall not be taken into account in determining whether there is a Material Adverse Effect for purposes of clause (x) or (y): (a) general business, industry or economic conditions, including conditions related to the Business, including markets and prices for any Hydrocarbons, (b) local, regional, national or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in applicable Law, (f) the taking of any action contemplated by this Agreement, (g) the announcement of the transactions contemplated by this Agreement or (h) any actions by Copano or any of its Affiliates without the consent of the Contributors Representative; provided that any adverse event, change, fact, circumstance or occurrence described in clause (a) through (e) above (inclusive) does not disproportionately affect the Partnership and its Subsidiaries (taken as a whole) as compared to the operations (in the counties in which the Partnership and its Subsidiaries operate) of other participants in the industry in which the Partnership and it Subsidiaries operate.

     “Material Contract” has the meaning assigned to such term in Section 7.13.
     “North Denton Consents” is defined in Section 9.8.
     “Notice” is defined in Section 16.2.
     “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
     “Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement and (c) with respect to a limited liability company, the articles or certificate of formation (or equivalent document) and regulations, limited liability company agreement, or similar operational document.
     “Parties” means Copano, Cimmarron GP, Taos LP and Transportation LLC, collectively.
     “Partnership” is defined in the Recitals to this Agreement.
     “Partnership Agreement” means the Limited Partnership Agreement of Cimmarron Gathering, LP, dated effective as of June 1, 2005.
     “Partnership Interests” means, collectively, the Cimmarron GP Interests, the Taos LP Interests and the Transportation LLC Interests.
     “Partnership Interest Representation” means, collectively, the representations and warranties of the respective Contributors in each of Sections 4.7, 5.7, 6.7 and 7.3.
     “Partnership Split” means the division of the Partnership whereby, after such division the Partnership shall hold all Oklahoma assets and certain other assets (as determined by the Contributors) that were held by the Partnership immediately prior to such division and the other surviving partnership shall hold the remaining assets held by the Partnership immediately prior to such division.
     “Party” means Copano, Cimmarron GP, Taos LP or Transportation LLC, individually, as the case may be.
     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.
     “Permitted Liens” means (i) Liens for Taxes, impositions, assessments, fees, rents or other charges levied or assessed or imposed by a Governmental Entity that are not yet delinquent or being contested in good faith by appropriate Proceedings, provided that reserves reasonably satisfactory to Copano have been established with respect to such contest, (ii) statutory Liens

(including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business consistent with past practice securing payments not yet delinquent or being contested in good faith by appropriate Proceedings, but excluding any Liens arising from Company Benefit Plans, (iii) Liens of public record, (iv) utility Liens, restrictive covenants and defects, imperfections or irregularities of title or Liens, which do not materially and adversely affect the ability of Copano, directly or indirectly, to conduct the Business as presently conducted, (v) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vi) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (vii) Liens entered into in the ordinary course of business consistent with past practice which do not secure the payment of indebtedness for borrowed money and which do not materially and adversely affect the ability of Copano, directly or indirectly, to conduct the Business as presently conducted, (viii) any other matters which may be disclosed by a current and accurate survey of the assets and properties of the Partnership and which do not materially and adversely affect the ability of Copano, directly or indirectly, to conduct the Business as presently conducted, and (ix) Liens created by Copano, or its successors and assigns.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.
     “Pre-Effective Time Period” is defined in Section 13.1(b).
     “Proceeding Notice” is defined in Section 13.1(b).
     “Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.
     “Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as commercially reasonably practicable, provided that such Person is not required to (i) expend funds or assume liabilities beyond those that are commercially reasonable in nature and amount in the context of the transactions contemplated hereunder, (ii) divest any of its material assets, including its businesses, divisions or properties or (iii) agree to restrictions on its businesses, operations or conduct other than those that have been expressly agreed to in this Agreement.
     “Registration Rights Agreement” means a Registration Rights Agreement between Contributors (or their subsequent transferees) and Copano substantially in the form attached hereto as Exhibit D, which shall include among other things one demand registration right and unlimited piggyback registration rights on the terms and conditions described therein.
     “Schedules” is defined in Section 9.4.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” is defined in Section 8.6(a).

     “Securities Act” means Securities Act of 1933, as amended.
     “Specified Rate” means the prime interest rate for corporations reported in “The Wall Street Journal” on the Closing Date.
     “Statement of Working Capital Calculation” has the meaning assigned to such term in Section 2.4(b).
     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the equity interests or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries. Notwithstanding the foregoing, each of DBGG, L.L.C., Reno Pipeline, L.L.C. and North Denton Pipeline, L.L.C. shall be deemed to be Subsidiaries of the Partnership.
     “Taos LP” is defined in the introductory paragraph to this Agreement.
     “Taos LP Interests” is defined in Section 2.1(b).
     “Tax” or “Taxes” is defined in Section 13.1(a)(i).
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Tax Losses” is defined in Section 13.1(b).
     “Tax Return” is defined in Section 13.1(a)(ii).
     “Transaction Documents” this Agreement, the Escrow Agreement, the Registration Rights Agreement and the other documents and instruments to be delivered at the Closing.
     “Transaction Taxes” means all sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated by the Transaction Documents other than Taxes based on income.
     “Transportation LLC” is defined in the introductory paragraph to this Agreement.
     “Transportation LLC Interests” is defined in Section 2.1(c).
     “Tri-County” is defined in Section 11.5.
     “Tri-County Contracts” is defined in Section 7.3.

     “Tri-County Gathering System” means the gathering system jointly owned by the Partnership and other Persons in accordance with the terms of the Gathering Operating Agreement.
     “Units” mean the units representing equity interests in Copano designated as Class C Units under the Copano LLC Agreement as of the Closing and having the rights and obligations specified therein with respect to the Class C Units, including the terms which are described on Exhibit A attached hereto.
     “Units Portion” means the number of Units equal to the quotient of (i) US$54,000,000 divided by (ii) the average closing price per Common Unit over the 10 Business Days ending on the last Business Day preceding the day Copano publicly announces the transaction contemplated by this Agreement, rounded up or down to the next whole number of Units.
     “Update” is defined in Section 9.4.
     “Working Capital” means the difference between the consolidated assets of the Partnership and its Subsidiaries reflected as “Working Capital Assets” on the consolidated pro forma balance sheet included in Schedule 1.1(b) and the consolidated liabilities of the Partnership and its Subsidiaries reflected as “Working Capital Liabilities” on the consolidated pro forma balance sheet included in Schedule 1.1(b) (on a consolidated and combined basis) as of the specified date and calculated in each case using GAAP and the methodologies set forth in Schedule 1.1(b).
     1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:
          (a) the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;
          (b) unless otherwise indicated herein, references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;
          (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
          (d) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
          (e) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;
          (f) the plural shall be deemed to include the singular, and vice versa; and
          (g) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE 2
CONTRIBUTION
     2.1 Contribution. On the terms and subject to the conditions of this Agreement, at the Closing:
          (a) Cimmarron GP will contribute, assign, transfer and convey to Copano, all of its partnership interests in the Partnership (the “Cimmarron GP Interests”);
          (b) Taos LP will contribute, assign, transfer and convey to Copano, all of its partnership interests in the Partnership (the “Taos LP Interests”); and
          (c) Transportation LLC will contribute, assign, transfer and convey to Copano, all of its partnership interests in the Partnership (the “Transportation LLC Interests”).
     2.2 Exchange.
          (a) On the terms and subject to the conditions of this Agreement, at the Closing, in consideration and exchange for the Partnership Interests, Copano shall:
               (i) deliver to Contributors, as further specified in Section 3.3, a certificate representing a number of Units equal to the Units Portion, minus the Escrowed Units (the “Closing Units”);
               (ii) deliver to the Escrow Agent, the Escrowed Units to be held and distributed in accordance with the Escrow Agreement;
               (iii) deliver to Contributors, as further specified in Section 3.3, an amount in cash equal to the Estimated Cash Price; and
               (iv) fund to the Partnership, an amount in cash equal to $5,000,000 (the “Employee Bonus Pool”).
          (b) An amount of cash shall be paid to Contributors, or refunded to Copano, as the case may be, in an amount determined and paid in accordance with the provisions of Section 2.4 below.
          (c) All of the cash payments referenced in this Section 2.2 and Section 2.4 shall be made by confirmed wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment.
     2.3 Closing Payments. Not later than three (3) Business Days prior to the Closing Date, Cimmarron GP shall deliver to Copano a written statement setting forth the Estimated Cash Price (including the calculation of the Estimated Working Capital Payment in reasonable detail, based on information then available to Cimmarron GP).

     2.4 Final Working Capital Payment.
          (a) Calculation of Working Capital. The Estimated Working Capital Payment and the Final Working Capital will be determined in accordance with the methodologies set forth on Schedule 1.1(b); provided, however, that the liabilities included in the Final Working Capital shall include a liability equal to $72,500 for the employer contribution portion of accrued Medicare taxes payable on the Employee Bonus Pool.
          (b) Calculation of Final Working Capital. As promptly as practicable after the Closing Date, and in any event not later than ninety (90) days after the Closing Date, Copano shall deliver to Contributors Representative a statement (the “Statement of Working Capital Calculation”) which shall set forth:
               (i) the consolidated pro forma balance sheet of the Partnership and its Subsidiaries as of the Effective Time (the “Effective Time Balance Sheet”) prepared on the same basis as the consolidated pro forma balance sheet attached on Schedule 1.1(b) was prepared (except that the Effective Time Balance Sheet shall be prepared using actual information as available); and
               (ii) Copano’s calculation of Final Working Capital and the Final Working Capital Payment, each in reasonable detail.
Cimmarron GP agrees to give Copano and its authorized representatives access to such employees, officers, and other facilities and such books and records of the Contributors and Partnership as are reasonably necessary to allow Copano and its authorized representatives to prepare the Effective Time Balance Sheet and calculate Final Working Capital, each in compliance with this Section 2.4. Copano shall give Contributors Representative and his authorized representatives access to its employees, officers and other facilities and such books and records relating to the Partnership as are reasonably necessary for purposes of reviewing and verifying the Statement of Working Capital Calculation.
          (c) Dispute Procedures. The Final Working Capital (as set forth in the Statement of Working Capital Calculation) shall become final and binding on Copano and Contributors on the thirtieth (30th) day following the date the Statement of Working Capital Calculation is received by Contributors Representative, unless prior to the expiration of such thirty-day period Contributors Representative delivers written notice to Copano of its disagreement. Contributors Representative’s written notice shall set forth all of its disputed items together with, to the extent reasonably practicable, its proposed changes thereto, including an explanation in reasonable detail of the basis on which Contributors Representative proposes such changes. Contributors shall be deemed to have agreed with all items and amounts contained in the Statement of Working Capital Calculation that are not specifically identified in such notice of disagreement.

          If Contributors Representative has delivered a timely notice of disagreement, then Copano and Contributors Representative shall use their good faith efforts to reach agreement on the disputed items to determine the Final Working Capital.
          If Copano and Contributors Representative have not signed an agreement resolving the disputed items by the sixtieth (60th) day following Contributors Representative’s receipt of the Statement of Working Capital Calculation, then the disputed items set forth in the notice of disagreement shall be submitted to the Independent Accountants for resolution within five (5) Business Days after the end of the foregoing sixty (60) day period. Promptly, but no later than thirty (30) days after receipt of the notice of disagreement, the Independent Accountants shall render a written report as to the resolution of the dispute and the resulting computation of the Final Working Capital. In making such determination, the Independent Accountants shall consider only those items and amounts in the Statement of Working Capital Calculation with which Contributors Representative has disagreed and are set forth in the notice of disagreement. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by Contributors and fifty percent (50%) by Copano.
          (d) Binding Effect. If a dispute notice is timely given pursuant to Section 2.4(c), the Final Working Capital shall be deemed determined on the date that the Independent Accountants give notice to Copano and Contributors Representative of their determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Copano and Contributors Representative agree in writing on the amount thereof, in which case the Final Working Capital Payment shall be calculated in accordance with such determination or agreement, as the case may be. Any determination of the Final Working Capital by the Independent Accountants, in compliance with the terms of Section 2.4(c), shall be final and binding upon Copano and Contributors.
          (e) Payments. If the Final Working Capital exceeds the Estimated Working Capital Payment, then Copano shall pay to Contributors the amount of such excess, plus interest at the Specified Rate on the amount of such excess from (and including) the Closing Date to (but excluding) the date of payment. If the Final Working Capital is less than the Estimated Working Capital Payment, then Contributors shall pay to Copano the amount of such deficiency, plus interest at the Specified Rate on the amount of such deficiency from (and including) the Closing Date to (but excluding) the date of payment. Any payment shall be made within five (5) Business Days of the date the Final Working Capital is deemed to be finally determined pursuant to Section 2.4(d). Copano and Contributors agree that, unless otherwise required by applicable Law, all of the payments referenced in this Section 2.4 shall be treated as an adjustment to the Contribution Value for all Tax purposes.
     2.5 Purchase Price Allocation. Within 120 days following the execution of this Agreement, the Parties, acting reasonably, shall agree upon the allocation of the Contribution Value (less the Employee Bonus Pool) for all purposes, including the filing of any Tax Returns. To the extent that a price adjustment occurs following calculation of the Final Working Capital, Copano and Contributors shall promptly make appropriate adjustments to such allocations, and such changed allocations shall then be the allocation that each Party uses for all purposes, including the filing of any Tax Returns (including, without limitation, Form 8594 and for purposes of Section 704 of the Code), except as otherwise required by a determination, as defined in Section 1313 of the Code.

     2.6 Transaction Taxes. Except as otherwise contemplated by Section 16.15, all Transaction Taxes shall be borne 50% by the Contributors and 50% by Copano. To the extent under applicable Law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, Copano shall prepare and file all such returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.
     2.7 Waiver of ROFR. The Contributors and the Partnership waive any rights-of-first refusal or preferential purchase rights they may have with respect to all Partnership Interests in the Partnership to be acquired by Copano pursuant to this Agreement.
ARTICLE 3
CLOSING
     3.1 Closing. Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall be held at the offices of Bracewell & Giuliani LLP at 711 Louisiana Street, Suite 2300, Houston, Texas at 9:00 a.m., Houston, Texas time on the first Business Day of the calendar month following satisfaction or waiver of the conditions to close in Articles 10 and 11 hereof or at such other time as the Parties may agree. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.
     3.2 Closing Deliveries by Contributors. At the Closing:
          (a) the Contributors will deliver to Copano a certificate dated the Closing Date, representing and certifying that the conditions set forth in Sections 11.1 and 11.2 have been fulfilled, and each Contributor will deliver a customary certificate of incumbency and authority.
          (b) Cimmarron GP will deliver to Copano conveyance documents or other evidence of contribution of the Cimmarron GP Interests in form and substance mutually satisfactory to Cimmarron GP and Copano;
          (c) Taos LP will deliver to Copano conveyance documents or other evidence of contribution of the Taos LP Interests in form and substance mutually satisfactory to Taos LP and Copano;
          (d) Transportation LLC will deliver to Copano conveyance documents or other evidence of contribution of the Transportation LLC Interests in form and substance mutually satisfactory to Transportation LLC and Copano;
          (e) each Contributor will deliver to Copano a certificate (i) stating that the Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Numbers and (iii) providing its addresses, all pursuant to Section 1445 of the Code;

          (f) each Contributor will deliver, or cause to be delivered, all other documents, certificates and other instruments required or reasonably requested by Copano to be delivered or caused to be delivered by such Contributor pursuant hereto in order to consummate the transactions contemplated by this Agreement;
          (g) each Contributor will deliver to Copano and the Escrow Agent the Escrow Agreement, duly executed by such Contributor; and
          (h) each Contributor will deliver to Copano, the Registration Rights Agreement, duly executed by such Contributor.
          (i) the Contributors will deliver to Copano instruments reflecting the termination of all employment agreements between the Partnership, the Subsidiaries or any of their Affiliates on the one hand and any of the Partnership’s employees, the Key Employees or Larry Lane on the other hand, effective as of the Closing Date (or, as of the date hereof, in the case of those employees that have been terminated as of the date hereof);
          (j) the Contributors will deliver to Copano instruments reflecting the termination of the Partnership’s 5% All Employee Ownership Plan, the Partnership’s Equity Participation Plan and any other Company Benefit Plan providing for the acquisition of equity, profits or other ownership interests in the Partnership by employees, directors and/or consultants of the Partnership or any other Persons;
          (k) the Contributors will deliver to Copano instruments reflecting the reacquisition or cancellation of all outstanding ownership rights, options, subscriptions or other rights of any kind of any Person to purchase or otherwise acquire any interest in the Partnership (including, without limitation, the stock award granted to Mike Noack pursuant to his compensation agreement with the Partnership dated November 16, 2005);
          (l) the Contributors will deliver to Copano employment agreements between each of the Key Employees and the Partnership, effective as of the Closing, on forms acceptable to Copano, providing for the same base salary as in effect for each respective Key Employee on the date of this Agreement and other terms and conditions of employment substantially similar to similarly situated employees of Copano and its Affiliates; and
          (m) the Contributors will deliver to Copano the releases described in Section 3.5.
     3.3 Closing Deliveries by Copano. At the Closing, Copano shall deliver the following:
          (a) to the Contributors, a certificate dated the Closing Date, duly executed by Copano, representing and certifying that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled and a customary secretary’s certificate of incumbency and authority;
          (b) to Cimmarron GP, (i) cash in the amount of 0.010% of the Estimated Cash Price and (ii) a certificate representing 0.010% of the Closing Units;

          (c) to Taos LP, (i) cash in the amount of 49.995% of the Estimated Cash Price and (ii) a certificate representing 49.995% of the Closing Units;
          (d) to Transportation LLC, (i) cash in the amount of 49.995% of the Estimated Cash Price and (ii) a certificate representing 49.995% of the Closing Units;
          (e) to each Contributor and the Escrow Agent, the Escrow Agreement, duly executed by Copano;
          (f) to each Contributor, the Registration Rights Agreement, duly executed by Copano; and
          (g) all other documents, certificates and other instruments required or reasonably requested by Contributors to be delivered or caused to be delivered, by Copano pursuant hereto in order to consummate the transactions contemplated by this Agreement.
     3.4 Escrowed Units. At the Closing, Copano will deliver the Escrowed Units to the Escrow Agent to be held and distributed in accordance with the Escrow Agreement.
     3.5 Employee Bonus Pool. At the Closing, Copano will fund the Employee Bonus Pool to the Partnership and immediately following the Closing, Copano shall cause the Partnership to distribute the Employee Bonus Pool to those employees of the Partnership or the Contributors, as applicable, and in the amounts, identified on Schedule 3.5 attached hereto; provided, however, that, the distribution of such amounts to such employees shall be net of all applicable Tax and employment withholding requirements; and provided, further, however, that as a condition of receiving his or her respective amount of the Employee Bonus Pool identified on Schedule 3.5, net of applicable Tax and employment withholding requirements, each employee identified on Schedule 3.5 shall be required to execute a form of release reasonably acceptable to Copano and the Contributors releasing Copano, the Partnership, the Contributors, and their respective Affiliates and Subsidiaries from and against all claims to bonus, profit sharing, equity participation and similar interests in the Partnership, the Subsidiaries, and their respective Affiliates.
     3.6 Certain Waivers. Effective as of the Closing, the Contributors waive all of their rights under any and all covenants not to compete, confidentiality provisions, and non-solicitation provisions contained in any agreement between the Partnership, any Subsidiary or any Contributor on the one hand and any employee of the Partnership, any Subsidiary, any Key Employee or Larry Lane on the other hand.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CIMMARRON GP
     Cimmarron GP represents and warrants to Copano as follows:
     4.1 Organization and Existence. Cimmarron GP is a limited liability company which (i) is duly organized, validly existing and in good standing under the laws of the State of Texas, and (ii) has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.
     4.2 Authority and Approval. Cimmarron GP has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Cimmarron GP of this Agreement and the other Transaction Documents to which it is a party, the performance by Cimmarron GP of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of Cimmarron GP. This Agreement and the other Transaction Documents to which Cimmarron GP is a party have been duly executed and delivered by Cimmarron GP or, if not yet executed, will at Closing be duly executed and delivered by Cimmarron GP. This Agreement and the other Transaction Documents to which Cimmarron GP is a party constitute or, if not yet executed, will at Closing constitute the valid and binding obligations of Cimmarron GP, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     4.3 No Conflict. The execution and delivery by Cimmarron GP of this Agreement, and the other Transaction Documents to which Cimmarron GP is a party, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of the terms, conditions or provisions of the Organizational Documents of Cimmarron GP; (b) conflict with any provision of any Law applicable to Cimmarron GP; (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by any Contract to which Cimmarron GP is a party or by which any property of Cimmarron GP is subject; or (d) other than pursuant to the Transaction Documents, result in the creation of, or afford any person the right to obtain, any Lien on the Cimmarron GP Interests, except for any matters described in clauses (b), (c) or (d) above which would not have a Material Adverse Effect.
     4.4 Consents. Other than (i) compliance with and filings to be made under the HSR Act, and (ii) the consent (which consent has been obtained as of the date of this Agreement) of Taos LP and Transportation LLC (as members of Cimmarron GP), no Governmental Approval or consent or approval of any other Person is required to be obtained or made by or with respect to Cimmarron GP in connection with the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby by Cimmarron GP.
     4.5 Laws and Regulations; Litigation. No Litigation is pending or, to Cimmarron GP’s Knowledge, threatened to which Cimmarron GP is or is likely to become a party that seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement.

     4.6 Brokerage Arrangements. Cimmarron GP has not entered into any Contract with any Person that would obligate Copano or the Partnership to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated herein.
     4.7 Title to Cimmarron GP Interests. Cimmarron GP holds of record and owns beneficially the Cimmarron GP Interests, free and clear of all Liens other than the Organizational Documents relating to the Partnership and this Agreement. Upon the Closing, Copano will acquire good title to the Cimmarron GP Interests free and clear of all Liens other than the Organizational Documents relating to the Partnership and any Liens created by Copano.
     4.8 Securities Laws. Cimmarron GP is an accredited investor within the meaning of the Rule 501(a) under the Securities Act, and the Units being acquired by Cimmarron GP pursuant to this Agreement are being acquired for its own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. Cimmarron GP is aware that no Governmental Entity has made any finding or determination as to the fairness of an investment in the Units, nor any recommendation or endorsement with respect thereto. Cimmarron GP acknowledges and understands that (i) the acquisition of the Units has not been registered under the Securities Act in reliance on an exemption therefrom; (ii) the Units acquired by Cimmarron GP will, upon acquisition, be characterized as “restricted securities” under state and federal securities Laws; and (iii) such Units may be sold without registration under such state and federal securities Laws only in certain limited circumstances. Cimmarron GP has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Cimmarron GP acknowledges that it has received, sufficiently in advance of this Agreement as it deems necessary to evaluate an investment in the Units, a copy of the SEC Reports and has been informed that copies of exhibits to such SEC Reports will be made available to it upon written request. Neither Cimmarron GP nor anyone acting on its behalf has offered or sold or will offer or sell any of the Units by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Units under the Securities Act, would render the disposition of the Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration (unless registered) or qualification pursuant thereto.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF TAOS LP
     Taos LP represents and warrants to Copano as follows:
     5.1 Organization and Existence. Taos LP is a limited partnership which (i) is duly organized, validly existing under the laws of the State of Texas, and (ii) has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

     5.2 Authority and Approval. Taos LP has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Taos LP of this Agreement and the other Transaction Documents to which it is a party, the performance by Taos LP of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of Taos LP. This Agreement and the other Transaction Documents to which Taos LP is a party have been duly executed and delivered by Taos LP or, if not yet executed, will at Closing be duly executed and delivered by Taos LP. This Agreement and the other Transaction Documents to which Taos LP is a party constitute or, if not yet executed, will at Closing constitute the valid and binding obligations of Taos LP, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     5.3 No Conflict. The execution and delivery by Taos LP of this Agreement, and the other Transaction Documents to which Taos LP is a party, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of the terms, conditions or provisions of the Organizational Documents of Taos LP; (b) conflict with any provision of any Law applicable to Taos LP; (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by any Contract to which Taos LP is a party or by which any property of Taos LP is subject; or (d) other than pursuant to the Transaction Documents, result in the creation of, or afford any person the right to obtain, any Lien on the Taos LP Interests, except for any matters described in clauses (b), (c) or (d) above which would not have a Material Adverse Effect.
     5.4 Consents. Other than (i) compliance with and filings to be made under the HSR Act, and (ii) the consent (which consent has been obtained as of the date of this Agreement) of limited partners of Taos LP holding a minimum of 51% of the limited partnership interest in Taos LP, no Governmental Approval or consent or approval of any other Person is required to be obtained or made by or with respect to Taos LP in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which Taos LP is a party or the consummation of the transactions contemplated hereby or thereby by Taos LP.
     5.5 Laws and Regulations; Litigation. No Litigation is pending or, to Taos LP’s Knowledge, threatened to which Taos LP is or is likely to become a party that seeks to prevent or delay, or recover damages in connection with, the consummation of the transactions contemplated by this Agreement.
     5.6 Brokerage Arrangements. Taos LP has not entered into any Contract with any Person that would obligate Copano or the Partnership to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated herein.

     5.7 Title to Taos LP Interests. Taos LP holds of record and owns beneficially the Taos LP Interests, free and clear of all Liens other than the Organizational Documents relating to the Partnership and this Agreement. Upon the Closing, Copano will acquire good title to the Taos LP Interests free and clear of all Liens, other than the Organizational Documents relating to the Partnership and any Liens created by Copano.
     5.8 Securities Laws. Taos LP is an accredited investor within the meaning of the Rule 501(a) under the Securities Act, and the Units being acquired by Taos LP pursuant to this Agreement are being acquired for its own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. Taos LP is aware that no Governmental Entity has made any finding or determination as to the fairness of an investment in the Units, nor any recommendation or endorsement with respect thereto. Taos LP acknowledges and understands that (i) the acquisition of the Units has not been registered under the Securities Act in reliance on an exemption therefrom; (ii) the Units acquired by Taos LP will, upon acquisition, be characterized as “restricted securities” under state and federal securities Laws; and (iii) such Units may be sold without registration under such state and federal securities Laws only in certain limited circumstances. Taos LP has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Taos LP acknowledges that it has received, sufficiently in advance of this Agreement as it deems necessary to evaluate an investment in the Units, a copy of the SEC Reports and has been informed that copies of exhibits to such SEC Reports will be made available to it upon written request. Neither Taos LP nor anyone acting on its behalf has offered or sold or will offer or sell any of the Units by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Units under the Securities Act, would render the disposition of the Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration (unless registered) or qualification pursuant thereto.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TRANSPORTATION LLC
     Transportation LLC represents and warrants to Copano as follows:
     6.1 Organization and Existence. Transportation LLC is a limited liability company which (i) is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and (ii) has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.
     6.2 Authority and Approval. Transportation LLC has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Transportation LLC of this Agreement and the other Transaction Documents to which it is a party, the performance by Transportation LLC of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of Transportation LLC. This Agreement and the other Transaction Documents to which Transportation LLC is a party constitute or, if not yet executed, will at Closing constitute the valid and binding obligations of Transportation LLC, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     6.3 No Conflict. The execution and delivery by Transportation LLC of this Agreement, and the other Transaction Documents to which it is a party, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of the terms, conditions or provisions of the Organizational Documents of Transportation LLC; (b) conflict with any provision of any Law applicable to Transportation LLC; (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by any Contract to which Transportation LLC is a party or by which any property of Transportation LLC is subject; or (d) other than pursuant to the Transaction Documents, result in the creation of, or afford any person the right to obtain, any Lien on the Transportation LLC Interests, except for any matters described in clauses (b), (c) or (d) above which would not have a Material Adverse Effect.
     6.4 Consents. Other than (i) compliance with and filings to be made under the HSR Act, and (ii) the consent (which consent has been obtained as of the date of this Agreement) of members of Transportation LLC holding a minimum of 100% of the membership interest in Transportation LLC, no Governmental Approval or consent or approval of any other Person is required to be obtained or made by or with respect to Transportation LLC in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby by Transportation LLC.
     6.5 Laws and Regulations; Litigation. No Litigation is pending or, to Transportation LLC’s Knowledge, threatened to which Transportation LLC is or is likely to become a party that seeks to prevent or delay, or recover damages in connection with, the consummation of the transactions this Agreement contemplates.
     6.6 Brokerage Arrangements. Transportation LLC has not entered into any Contract with any Person that would obligate Copano or the Partnership to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated herein.
     6.7 Title to Transportation LLC Interests. Transportation LLC holds of record and owns beneficially the Transportation LLC Interests, free and clear of all Liens other than the Organizational Documents relating to the Partnership and this Agreement. Upon the Closing, Copano will acquire good title to the Transportation LLC Interests free and clear of all Liens, other than the Organizational Documents relating to the Partnership and any Liens created by Copano.

     6.8 Securities Laws. Transportation LLC is an accredited investor within the meaning of the Rule 501(a) under the Securities Act, and the Units being acquired by Transportation LLC pursuant to this Agreement are being acquired for its own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. Transportation LLC is aware that no Governmental Entity has made any finding or determination as to the fairness of an investment in the Units, nor any recommendation or endorsement with respect thereto. Transportation LLC acknowledges and understands that (i) the acquisition of the Units has not been registered under the Securities Act in reliance on an exemption therefrom; (ii) the Units acquired by Transportation LLC will, upon acquisition, be characterized as “restricted securities” under state and federal securities Laws; and (iii) such Units may be sold without registration under such state and federal securities Laws only in certain limited circumstances. Transportation LLC has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Transportation LLC acknowledges that it has received, sufficiently in advance of this Agreement as it deems necessary to evaluate an investment in the Units, a copy of the SEC Reports and has been informed that copies of exhibits to such SEC Reports will be made available to it upon written request. Neither Transportation LLC nor anyone acting on its behalf has offered or sold or will offer or sell any of the Units by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Units under the Securities Act, would render the disposition of the Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration (unless registered) or qualification pursuant thereto.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
     Contributors severally represent and warrant to Copano as follows:
     7.1 Organization and Existence. The Partnership is a limited partnership and each Subsidiary of the Partnership is a limited liability company which (i) is duly organized, validly existing under the laws of the State of Texas, (ii) has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted and (iii) is duly licensed or qualified to do business as a foreign limited partnership or limited liability company, as applicable, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. A complete and correct copy of the Partnership Agreement and Organizational Documents of each Subsidiary of the Partnership, as amended, as in effect on the date hereof has been made available to Copano.
     7.2 Partners of the Partnership; Partnership Interests. The Contributors are all of the partners of the Partnership, and there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the

Partnership) giving any Person the right to purchase or otherwise acquire any interest in the Partnership. All of the Partnership Interests have been duly authorized and validly issued in accordance with applicable Law and the Organizational Documents of the Partnership, are fully paid and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. The Partnership Interests constitute, directly and indirectly, all of the outstanding interests in the Partnership.
     7.3 Subsidiaries. (a) Except as set forth on Schedule 7.3, the Partnership has no direct or indirect investment or interest in or control over any corporation, partnership, joint venture, limited liability company or other business entity; (b) Schedule 7.3 sets forth the type and percentage of equity or ownership interests in each corporation, partnership, joint venture, limited liability company or other business entity that is owned by the Partnership and such equity or ownership interests are held of record and owned beneficially by the Partnership free and clear of all Liens other than the Organizational Documents relating thereto; (c) all of such equity or ownership interests have been duly authorized and validly issued in accordance with applicable Law and the Organizational Documents of the applicable entity, are fully paid and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person and, (d) to Contributors’ Knowledge, other than as provided in the Organizational Documents relating thereto, there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Partnership or any of its Subsidiaries) giving any Person the right to purchase or otherwise acquire any interest in any venture or entity listed in Schedule 7.3. The Partnership holds at least a seventy percent (70%) undivided interest in the Tri-County Gathering System free and clear of all Liens other than Permitted Liens and the Gathering Operating Agreement. Notwithstanding the foregoing or anything set forth in this Section 7.3 to the contrary, Contributors make no representation or warranty in this Section 7.3 as to any Person’s title in or to any properties or interests (of any nature) constituting all or any portion of the Tri-County Gathering System. The Gathering Operating Agreement is the sole Contract relating to the rights and obligations of the Partnership in the Tri-County Gathering System. A true and complete copy of the Gathering Operating Agreement has been made available to Copano. The Partnership is not, and, to Contributor’s Knowledge no other party is, in default under, or in breach or violation of (and to the Contributors’ Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation or lapse of) any term, condition or provision of the Gathering Operating Agreement except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Gathering Operating Agreement constitutes the valid, binding and enforceable obligation of the Partnership, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law)).
     7.4 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by each Contributor does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of the terms, conditions or provisions of the Organizational Documents of the Partnership or any of its Subsidiaries; (b)

conflict with any provision of any Law applicable to the Partnership or any of its Subsidiaries; (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by any Contract to which the Partnership or any of its Subsidiaries is a party or by which any of their respective property is subject; (d) result in the creation of, or afford any person the right to obtain, any Lien on the property or assets of the Partnership or any of its Subsidiaries; or (e) result in the revocation, cancellation, suspension, or material modification, singly or in the aggregate, of any Governmental Approval the Partnership or any of its Subsidiaries possesses that is necessary or desirable for the operation of the Business as now conducted, except for any matters described in clauses (b), (c), (d) or (e) above which would not have a Material Adverse Effect.
     7.5 Consents. Other than as described in Sections 4.4, 5.4, 6.4, Schedule 7.5 or paragraph 1 of Schedule 11.7, no Governmental Approval or consent or approval of any other Person is required to be obtained or made by or with respect to the Partnership or any of its Subsidiaries in connection with (a) the execution, delivery, and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or (b) the conduct by the Partnership and its Subsidiaries of the Business following the Closing as was conducted prior to the Closing, other than consents as to which the failure to obtain would not have a Material Adverse Effect.
     7.6 Laws and Regulations; Litigation. Schedule 7.6 sets forth a list as of the date of this Agreement of all pending Litigation with respect to which the Partnership or any of its Subsidiaries has been contacted in writing by counsel for the plaintiff or claimant, against or affecting the Partnership or any of its Subsidiaries or any of their respective properties, assets, operations or the Business and that (i) would individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) seek any injunctive relief reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 7.6, (i) neither the Partnership nor any of its Subsidiaries is in violation of or in default under any Order applicable to it, and (ii) there is no Litigation pending or, to Contributors’ Knowledge, threatened against or affecting the Partnership or any of its Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any Governmental Entity having jurisdiction over the Partnership or any of its Subsidiaries or that questions the validity or enforceability of this Agreement or the other Transaction Documents. Except as set forth in Schedule 7.6, as of the date of this Agreement there is no Litigation initiated by the Partnership or any of its Subsidiaries that is pending against any other Person.
     7.7 Financial Statements. Schedule 7.7 contains a true and correct copy of the following financial statements (the “Financial Statements”): (a) audited balance sheets of the Partnership (the “Balance Sheets”) as of December 31, 2005 and statements of income, statements of cash flows and statements of changes in partners’ equity, together with the notes thereto and the related audit report thereon, for the Partnership for the 12 month period ending on December 31, 2005 and (b) unaudited Balance Sheets as of the Balance Sheet Date and statements of income, statements of cash flows and statements of changes in partners’ equity for the Partnership for the 12 month period ending on the Balance Sheet Date. The Financial Statements (including any related notes and schedules) fairly present in all material respects the financial condition of the Partnership and its Subsidiaries as of and at the respective dates and the results of operations for the respective periods covered thereby and have been prepared in accordance with GAAP. The Financial Statements have been prepared in accordance with the books and records of the Partnership and its Subsidiaries which have been maintained in a manner consistent with historical practice. The Financial Statements reflect the consistent application of GAAP throughout the periods involved. At the Closing, the 2006 Audited Financial Statements (i) will fairly present in all material respects the financial condition of the Partnership and its Subsidiaries as of and at the respective dates and the results of operations for the respective periods covered thereby and will have been prepared in accordance with GAAP, (ii) will have been prepared in accordance with the books and records of the Partnership and its Subsidiaries which will have been maintained in a manner consistent with historical practice, and (iii) will reflect the consistent application of GAAP throughout the periods involved. The Partnership maintains books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Partnership, and maintains procedures that provide reasonable assurance that (i) transactions have been (and will be through the Closing Date) executed with management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Partnership and to maintain accountability for the assets of the Partnership, in each case in accordance with GAAP.
     7.8 No Adverse Changes. Except as set forth in Schedule 7.8, since the Balance Sheet Date there have been no changes in the assets, liabilities, business, financial condition or results of operations of the Partnership or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and the Business has been conducted in the ordinary course consistent with past practice.
     7.9 No Undisclosed Liabilities. Except as set forth on Schedule 7.9, the Partnership and its Subsidiaries have no Indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP, that (a) is not shown on the Financial Statements or the notes thereto or (b) was not incurred in the ordinary course of business since the Balance Sheet Date.
     7.10 Taxes.
          (a) Except as set forth in Schedule 7.10(a), (i) all Tax Returns required to be filed by or with respect to the Partnership and its Subsidiaries have been duly filed on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes owed by the Partnership and its Subsidiaries which are or have become due have been timely paid in full or adequately reserved against in the Financial Statements or the Effective Date Balance Sheet; (iii) there are no Liens for Taxes on any of the assets of the Partnership or any of its Subsidiaries, other than Permitted Liens; (iv) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Partnership or any of its Subsidiaries nor is there any outstanding agreement or waiver by or with respect to the Partnership or any of its Subsidiaries extending the period for assessment or collection of any Tax; (v) neither the Partnership nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Partnership and its

Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (vi) there is no pending or, to the Knowledge of Contributors, threatened action, audit, request for ruling, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Partnership or any of its Subsidiaries.
          (b) Schedule 7.10(b) contains a true and complete copy of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Partnership or any of its Subsidiaries, other than the Organizational Documents of the Subsidiaries of the Partnership and the Gathering Operating Agreement. All Tax allocation or sharing arrangements on Schedule 7.10(b) will be terminated effective as of the Closing Date, and no payments will become due by the Partnership or any of its Subsidiaries thereafter.
          (c) The Partnership and each of its Subsidiaries is classified as a partnership for federal income tax purposes.
          (d) This Section 7.10 is the sole and exclusive representation and warranty of the Contributors in this Article 7 regarding matters arising under or with respect to Taxes.
     7.11 Labor Matters; Employee Benefits.
          (a) None of the Partnership or any of its Subsidiaries is a party to or bound by any collective bargaining agreement with respect to any of their respective employees and, to the Knowledge of Contributors, there are no union organizing efforts underway with respect to any such employees and there have been no actual or threatened work stoppages or other labor disputes or controversies with respect to any of such employees. Within ten (10) days after the execution of this Agreement, Contributors shall deliver to Copano a listing of all employees employed by the Partnership and each of its Subsidiaries and all employees of the Contributors who provide services to the Partnership or its Subsidiaries as of the date of this Agreement. The foregoing described listing shall set forth the name, job title, employment classification (salaried or hourly), employer name, and work location of each such employee.
          (b) Schedule 7.11(b) sets forth a correct and complete list of all Company Benefit Plans. Schedule 7.11(b) also sets forth a correct and complete list all vacation pay and severance pay plans, policies, programs and agreements and all other material employment policies, agreements or arrangements which are not Company Benefit Plans (“Benefit Program or Agreement”). True, correct, and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been made available to Copano. There has also been made available to Copano, with respect to each Company Benefit Plan required to file or distribute such report and description, the most recent report on Form 5500 and the summary plan description. True, correct, and complete copies or descriptions of all Benefit Programs and Agreements have also been made available to Copano.
          (c) All Company Benefit Plans that are intended to be qualified under Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section

501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) or have been established under one or more prototype plans or arrangements for which the Internal Revenue Service has issued to the prototype sponsor favorable opinion letter(s) having similar effect and upon which the Partnership may rely and, to the Knowledge of Contributors, nothing has occurred that would adversely affect the qualification of any such plan. With respect to the Company Benefit Plans: (i) each Company Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable laws; (ii) the Partnership has not received any written notice from any Governmental Entity questioning or challenging such compliance; (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans or any of their assets other than claims for benefits which are payable in the ordinary course; (iv) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (v) no litigation has been commenced with respect to any Company Benefit Plan or its assets and, to the Knowledge of Contributors, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no matters pending or, to the Knowledge of Contributors, threatened in connection with any Company Benefit Plan before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (vii) to the Knowledge of Contributors, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation with respect to any Company Benefit Plan or any Benefit Program or Agreement; (viii) as to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code; (ix) no Company Benefit Plan is funded through a trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code; and (x) the Partnership and its Subsidiaries, as applicable, have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Company Benefit Plans and the Benefit Programs or Agreements, and, to the Knowledge of the Contributors, there have been no defaults or violations by any other party to the Company Benefit Plans or Benefit Programs or Agreements;
          (d) Neither the Partnership nor any ERISA Affiliate sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by COBRA or other applicable law).
          (e) None of the Partnership, its Subsidiaries or any of their respective ERISA Affiliates has ever maintained, established, sponsored, participated in, contributed to, or had an obligation to contribute to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).
          (f) Except as may be required by applicable law, or as contemplated under this Agreement, the Partnership has no plan nor any commitment to create any additional Company Benefit Plans, maintain any Company Benefit Plans or Benefit Programs or Agreements, or to amend or modify any existing Company Benefit Plan in such a manner as to materially increase the cost of such Company Benefit Plan. Except for any increases for medical, dental and disability benefits in accordance with the normal operation of such respective plans and programs, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Partnership or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Company Benefit Plan or Benefit Program or Agreement than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Company Benefit Plan or Benefit Program or Agreement.
          (g) This Section 7.11 is the sole and exclusive representation and warranty of the Contributors regarding matters arising under or with respect to Company Benefit Plans.
     7.12 Environmental. Except as set forth in Schedule 7.12 and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Contributors’ Knowledge: (a) the Partnership and its Subsidiaries and their respective properties and operations are in compliance with all applicable Environmental Laws; (b) the Partnership and its Subsidiaries and their respective properties and operations are not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity pursuant to any Environmental Law; (c) all Permits required to be obtained or filed under applicable Environmental Laws by the Partnership or any of its Subsidiaries or with respect to its properties or operations have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any Hazardous Material, pollutant or contaminant into the environment in connection with the properties or operations of the Partnership or any of its Subsidiaries as to which remedial or corrective action is required under Environmental Laws; which has not been corrected; (e) there has been no exposure of any person to any Hazardous Material, pollutant or contaminant in connection with the properties or operations of the Partnership or any of its Subsidiaries that could reasonably be expected to form the basis of a claim for damages or compensation; and (f) the Partnership has made available to Copano all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Partnership or any of its Subsidiaries or their respective properties or operations) in the possession of or otherwise available to the Partnership. This Section 7.12 is the sole and exclusive representation and warranty of the Contributors regarding matters arising under or with respect to Environmental Laws or Hazardous Materials.
     7.13 Material Contracts.
          (a) Schedule 7.13(a) contains a complete and accurate list of all Contracts (other than the Partnership Agreement) of the following categories to which the Partnership or any of its Subsidiaries is a party or by which it or any of their respective properties or assets is bound as of the date of this Agreement (each, a “Material Contract”):
               (i) (1) Contracts for the purchase of materials, supplies, or equipment, (2) employment, severance, change in control, retention, profit sharing, management, service, commission, consulting, or other similar types of Contracts or (3) advertising Contracts, in any such case that have an aggregate future liability to any Person (other than the Partnership or any of its Subsidiaries) in excess of $50,000 in any twelve (12) month period or are not terminable by the Partnership or any of its Subsidiaries by notice of not more than 30 days;
               (ii) material licenses, options, or other agreements relating in whole or in part to the Intellectual Property (including any license or other agreement under which the Partnership or any of its Subsidiaries is licensee or licensor of any such Intellectual Property) excluding any agreements relating to the real property of the Partnership or any of its Subsidiaries and seismic studies performed therefore;
               (iii) Contracts (including so-called take-or-pay or keepwell agreements) under which any Person (including the Partnership and its Subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities, or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business) and, for each such guaranty, (A) whether the obligation covered by that guaranty relates to any Contributor or its Affiliate and (B) if the guaranty is secured by a Lien on any property or other asset of the Partnership or any of its Subsidiaries, the nature of that security;
               (iv) Contracts under which the Partnership or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit (other than in the ordinary course of business), or capital contribution to, or other investment in, any Person, in any such case that, individually, is in excess of $50,000;
               (v) (1) Contracts pertaining to the purchase and sale of natural gas in all its forms and all other hydrocarbons (including crude oil and other liquid products) having a term of more than twenty-seven days or involving the payment or receipt of more than $100,000 per month per well of cash or other value; and (2) Contracts pertaining to the processing, treating, compression, gathering, storage, exchange, transportation or transmission of natural gas in all its forms and all other hydrocarbons (including liquid products) involving the payment or receipt of more than $50,000 per month per well of cash or other value;
               (vi) Contracts, Leases or easements involving yearly rental payments or receipts in excess of $50,000;
               (vii) all promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $50,000 and all related security agreements or similar agreements associated therewith;
               (viii) Contracts containing covenants limiting the freedom of the Partnership or any of its Subsidiaries to engage in any line of business or compete with any person or operate at any location or relating to confidentiality obligations;
               (ix) Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with a value in excess of $50,000 (other than inventory) or equity interests of any Person (including, without limitation, the Partnership);
               (x) Contracts between the Partnership or any of its Subsidiaries, on one hand, and any of the Contributors or any Affiliate of the Contributors (or any current or former officer, director or employee of the Contributors or any Affiliate of the Contributors) on the other hand and any contracts between the Contributors or any Affiliate of the Contributors, on the one hand, and any current or former officer, director or employee of the Contributors or any Affiliate of the Contributors who provide services with respect to the Partnership or any of its Subsidiaries, on the other hand;
               (xi) Contracts pertaining to the ownership, operation, or maintenance of any and all facilities of the Partnership or its Subsidiaries involving the payment in excess of $50,000 in any twelve (12) month period;
               (xii) to the extent not otherwise listed on Schedule 7.13 or arising under any Lease or any assignment of rights under or relating to any Lease, Contracts the primary purpose of which are to require the Partnership or any of its Subsidiaries to indemnify or otherwise make whole any person with an indemnification or make whole obligation having a value in excess of $100,000;
               (xiii) Contracts with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
               (xiv) Contracts not entered into in the ordinary course of business;
               (xv) Contracts creating a partnership or joint venture relationship with any third party, or similar relationship in which the Partnership or any of its Subsidiaries has agreed to share profits, losses, costs or liabilities arising from a common enterprise with any other Person; and
               (xvi) Any other Contract under which the consequence of a default or termination would reasonably be expected to have a Material Adverse Effect.
          (b) True and complete copies of the Material Contracts have been made available to Copano. Except as set forth in Schedule 7.13(b), neither the Partnership nor any of its Subsidiaries, and, to Contributors’ Knowledge no other party is, in default under, or in breach or violation of (and to Contributors’ Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation or lapse of) any term, condition or provision of any Material Contract except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (c) Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts constitutes valid, binding and enforceable obligations of the Partnership or its applicable Subsidiary, enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law)).

     7.14 Assets Other than Real Property Interests. Schedule 7.14 sets forth a true and complete list of all compressors owned or leased by the Partnership or any of its Subsidiaries, and all other tangible personal property owned or leased by the Partnership or any of its Subsidiaries with a book value in excess of $100,000. The Partnership and its Subsidiaries own or lease the tangible personal property set forth in Schedule 7.14, in each case free and clear of all Liens other than Permitted Liens. The Partnership and its Subsidiaries own or lease tangible personal property which, to the Contributors’ Knowledge, is sufficient for the conduct of the Business as presently conducted, and operate such property in compliance with all applicable Laws, except for the non-compliance of which could not have a Material Adverse Effect.
     7.15 Intellectual Property. Schedule 7.15 sets forth a true and complete list of all material Intellectual Property owned, used, filed by or licensed to the Partnership or any of its Subsidiaries. Except as set forth on Schedule 7.15, the Partnership and its Subsidiaries own or license, and the Partnership and its Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to or claim of infringement by any other person, all Intellectual Property listed on Schedule 7.15 in the manner in which the Partnership and its Subsidiaries currently utilize such Intellectual Property in the Business, as applicable, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair or require the consent of any person with respect to any such rights, in each case, except as such, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     7.16 Licenses; Permits. Schedule 7.16 sets forth a true and complete list, as of the date of this Agreement, of all licenses, permits and authorizations issued or granted to the Partnership or any of its Subsidiaries by Governmental Entities that are necessary for the conduct of the Business and the ownership or lease and the operation of its properties and other assets of the Partnership and its Subsidiaries, other than any such licenses, permits and authorizations, the failure which to have would not, individually or in the aggregate have a Material Adverse Effect. The Partnership and its Subsidiaries have complied in all material respects with all terms and conditions thereof.
     7.17 Insurance. The insurance policies maintained with respect to the Partnership and its Subsidiaries and their respective assets and properties owned and maintained by the Partnership, any of its Subsidiaries or the Contributors are listed on Schedule 7.17. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of Contributors, the activities and operations of the Partnership and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. None of the insurance policies listed on Schedule 7.17 contain any provision that would affect the rights of the Partnership or any of its Subsidiaries under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.

     7.18 Brokerage Arrangements. Neither the Partnership nor any of its Subsidiaries has entered into any agreement with any person, firm or corporation that would obligate Copano, the Partnership or any of its Subsidiaries to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated herein.
     7.19 Real Property. Except as set forth on Schedule 7.19, neither the Partnership nor any of its Subsidiaries has received written notice of, and the Contributors have no Knowledge of, any claims or disputes which challenge the rights of the Partnership or any of its Subsidiaries to use, or alleges a breach or default of agreements granting the Partnership or any of its Subsidiaries rights to, pipeline easements, rights-of-way, licenses and land use permits. Notwithstanding the foregoing, it is expressly acknowledged and agreed that no representations or warranties are made pursuant to this Section 7.19 with respect to the Inactive Operations of the Partnership.
     7.20 Compliance with Laws. The Partnership and its Subsidiaries are in compliance with all applicable Laws except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Contributors, the Partnership nor any Subsidiary of the Partnership has received any written communication from any Governmental Entity or other Person that alleges that the Business may not be in compliance under any applicable Law and, to Contributors’ Knowledge, there are no investigations or reviews pending or threatened by any Governmental Entity relating to any alleged violation arising out of the operation of the Business.
     7.21 Affiliate Relationships. Except as set forth in Schedule 7.21, none of the Contributors nor any of their respective officers, directors, managers, members, partners or Affiliates (i) owns any asset, tangible or intangible, that is used in the Business and (ii) is or has within the past 12 months been a party to or has, or had a financial interest in any Contract or other arrangement (written or oral) with the Partnership or any of its Subsidiaries.
     7.22 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or planned by any Contributor or the Partnership or any of its Subsidiaries with respect to any of their respective assets or, to Contributors’ Knowledge, being threatened against any Contributor or the Partnership or any of its Subsidiaries.
     7.23 Governmental Regulation. Neither the Partnership nor any of its Subsidiaries, as the Business is currently operated, is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, the Natural Gas Act, the Investment Company Act of 1940 or any state public utilities laws.
     7.24 Compressor Locations. Schedule 7.24 lists all real property upon which is located each compressor station, CO2 treating station, pump station and/or receipt station used by the Partnership or its Subsidiaries in the Business.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF COPANO
     Copano hereby represents and warrants to the Contributors that the following representations and warranties are as of the date hereof true and correct:
     8.1 Organization and Existence. Copano is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Copano has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Copano is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Copano to perform its obligations under this Agreement.
     8.2 Authority and Approval. Copano has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Copano of this Agreement and the other Transaction Documents to which it is a party, the performance by Copano of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action of Copano, and no other limited liability company proceeding on the part of Copano is necessary to authorize this Agreement, the other Transaction Documents to which it is a party or the transactions contemplated herein or therein. This Agreement and the other Transaction Documents to which Copano is a party constitute or, if not yet executed, will at Closing constitute the valid and binding obligations of Copano, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     8.3 Brokerage Arrangements. Neither Copano nor any of its Affiliates have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Contributors to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated herein.
     8.4 Contributors’ Units. Upon the consummation of the transactions contemplated hereby, all Units issued to the Contributors will have been issued and sold by Copano in accordance with all applicable securities Law (assuming the accuracy of the representations and warranties of the Contributors in Section 4.8, Section 5.8 and Section 6.8), and will be duly authorized, validly issued and fully paid. Upon issuance at the Closing, the Units issued to the Contributors will be free of any Liens other than those created by the Contributors, those arising under applicable securities Law, those set forth in the Copano LLC Agreement and those arising under the Transaction Documents.
     8.5 Securities Laws. Copano is an accredited investor within the meaning of Rule 501(a) under the Securities Act, and the Partnership Interests being acquired by Copano pursuant to this Agreement are being acquired for Copano’s own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. Copano is aware that no Governmental Entity has made any finding or determination as to the fairness of an investment in the Partnership Interests, nor any recommendation or endorsement with respect thereto. Copano acknowledges and understands that (i) the acquisition of the Partnership Interests has not been registered under the Securities Act in reliance on an exemption therefrom; (ii) the Partnership Interests acquired by Copano will, upon acquisition, be characterized as “restricted securities” under state and federal securities Laws; and (iii) such Partnership Interests may be sold without registration under such state and federal securities Laws only in certain limited circumstances. Copano has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Partnership Interests and is capable of bearing the economic risks of such investment.
     8.6 SEC Filings.
          (a) Copano has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since December 31, 2006 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities Laws as of the date thereof. The SEC Reports, when filed and as amended from time to time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Copano shall have no liability with respect to any current report on Form 8-K of Copano that was “furnished” rather than “filed” with the SEC.
          (b) The financial statements of Copano, included in the SEC Reports, including the related notes thereto including the related notes thereto (the “Copano Financial Statements”), when filed (i) were prepared from, and in accordance with, the books and records of Copano, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto), provided, however, that any unaudited financial statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP, and (iv) fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Copano as of the dates thereof or for the periods presented therein.
     8.7 No Conflict; Consents. The execution and delivery of this Agreement by Copano and the consummation of the transactions contemplated hereby by Copano do not and shall not:
          (a) violate any Law applicable to Copano or require any filing with, consent, approval or authorization of, or notice to, any Governmental Entity, except (i) where such violation would not have a material adverse effect on the ability of Copano to perform its obligations under this Agreement, or (ii) for compliance with and filings to be made under the HSR Act or the Exchange Act;
          (b) violate any Organizational Document of Copano;
          (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any other Person, except (i) where the failure to obtain such permit, consent or approval would not have a material adverse effect on the ability of Copano to perform its obligations under this Agreement or (ii) under the Nasdaq Marketplace Rules; or
          (d) except where such event would result in a material adverse effect on the ability of Copano to perform its obligations under the Transaction Documents, (i) breach any material Contract to which Copano is a party or by which Copano may be bound, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien under any material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
     8.8 Litigation. As of the date of this Agreement, except as disclosed in the SEC Reports, (a) there are no Proceedings before any Governmental Entity pending or threatened in writing against Copano that would reasonably be expected to have a material adverse effect on the ability of Copano to perform its obligations under this Agreement and (b) there are no Orders binding upon Copano that would reasonably be expected to have a material adverse effect on the ability of Copano to perform its obligations under this Agreement.
     8.9 Absence of Certain Changes. From December 31, 2006 until the date of this Agreement, except as disclosed in the SEC Reports, (a) there has not been any material adverse effect on Copano and (b) the business of Copano has been conducted only in the ordinary course.
     8.10 Financial Ability. Copano has, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the Estimated Cash Price.
     8.11 Independent Investigation. Copano and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Partnership. Except for the representations and warranties made by any of the Contributors in this Agreement or in any certificate or written statement furnished or to be furnished to Copano pursuant to this Agreement or in connection with the transactions contemplated hereby, Copano acknowledges that there are no representations or warranties, whether oral or written, express or implied, as to the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Partnership, as to the accuracy or completeness of information obtained by Copano during its investigation of the Partnership, and in entering into and performing this Agreement, Copano has relied and will rely solely upon the representations and warranties of Contributors in this Agreement and Copano’s independent investigation of, and judgment with respect to, the Partnership, its value and the Partnership Interests.
ARTICLE 9
CONDUCT OF PARTNERSHIP AND ITS SUBSIDIARIES PENDING CLOSING; OTHER COVENANTS
     9.1 Conduct of Business. Except as specifically provided in this Agreement, during the period from the date hereof to the Closing, the Contributors shall cause the Partnership and its Subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and shall use Reasonable Efforts to preserve, maintain, and protect its material assets, rights, and properties and to keep in full force and effect insurance applicable to their respective assets, rights, properties and operations comparable in amount and scope of coverage to that currently maintained.
     9.2 Pre-Closing Restrictions. Without limiting the generality of Section 9.1, prior to the Closing, without the prior written consent of Copano, which consent shall not be unreasonably withheld, the Contributors shall not and shall not cause the Partnership or any of its Subsidiaries to take any action to:
          (a) amend the Partnership Agreement or the Certificate of Limited Partnership of the Partnership or the Organizational Documents of any Subsidiary of the Partnership;
          (b) (i) transfer, issue, sell, pledge, encumber, dispose or deliver any of the Partnership Interests held by the respective Contributors or any other interest in the Partnership or any of its Subsidiaries; (ii) grant options, warrants, calls or other rights to purchase or otherwise acquire any interest in the Partnership or any of its Subsidiaries; (iii) grant any Lien with respect to the Partnership Interests held by the respective Contributors or any interest held by the Partnership in any Subsidiary of the Partnership, other than Permitted Liens; (iv) redeem, purchase or acquire any of the Partnership Interests or any interest in any Subsidiary of the Partnership, (v) effect any reorganization or recapitalization of the Partnership or any of its Subsidiaries, (vi) split, combine or reclassify any of the Partnership Interests or any interest in any Subsidiary of the Partnership, or (vii) declare, set aside or pay any dividend or distribution in respect of the Partnership Interests or any interest in any Subsidiary of the Partnership (other than dividends or distributions from a Subsidiary to the Partnership);
          (c) cause the Partnership or any of its Subsidiaries to (i) except in the ordinary course of business consistent with past practice, (A) as to the Partnership or any of its Subsidiaries, create, incur, endorse, guarantee, or assume any Indebtedness or (B) modify the terms of any Indebtedness of the Partnership or any of its Subsidiaries; (ii) cause the Partnership or any of its Subsidiaries to make any loans, advances, or capital contributions to, or investments in, any other Person; or (iii) mortgage or pledge any assets of the Partnership or any of its Subsidiaries, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

          (d) cause the Partnership or any of its Subsidiaries to hire any new employees of the Partnership or any of its Subsidiaries, other than to fill vacancies in existing positions in the reasonable discretion of the Partnership,
          (e) other than pursuant to the terms of any Material Contract, take any action prior to Closing to increase, or accelerate the vesting of, any benefits payable to the employees employed by the Partnership or any of its Subsidiaries;
          (f) cause the Partnership or any of its Subsidiaries to grant to any employee any increase in compensation, except in the ordinary course of business consistent with past practice or amend, modify or terminate any Company Benefit Plan or any Benefit Program or Agreement, except as otherwise expressly contemplated by this Agreement;
          (g) acquire, sell, lease, license, assign, convey, transfer, or otherwise dispose of, directly or indirectly, any assets of the Partnership or any of its Subsidiaries except for (i) in the ordinary course of business consistent with past practices; (ii) sales of Hydrocarbons or entering into oil and gases Leases in the ordinary course of business; and (iii) sales of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of the Business;
          (h) cause the Partnership or any of its Subsidiaries to, as to the Partnership or any of its Subsidiaries, acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof or any material assets or properties;
          (i) amend, modify, or change in any material respect any Material Contract other than amendments, modifications or changes to such Contracts made in the ordinary course of business consistent with past practices, or as required under Section 11.5;
          (j) (i) make any change to any of the accounting principles, methods, policies or practices used by the Partnership or its Subsidiaries, except for any change required by reason of a concurrent change in GAAP; (ii) make or revoke any Tax election or change or make a request to change any Tax accounting methods, policies or procedures; or (iii) settle or compromise any proceeding relating to Taxes;
          (k) cause the Partnership or any of its Subsidiaries to engage in any new business or acquire the securities of any other Person;
          (l) cause the Partnership or any of its Subsidiaries to compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;
          (m) cause the Partnership or any of its Subsidiaries to other than in response to an emergency situation as is reasonably necessary to protect human health or safety, or the environment, cause the Partnership or any of its Subsidiaries to enter into any commitment for capital expenditures in excess of $500,000 for any individual commitment and $2 million for all commitments in the aggregate that will not be satisfied prior to Closing;

          (n) amend or modify the terms and conditions of that certain Gas Purchase Agreement dated October 1, 2003 by and between Dynegy Midstream Services Limited Partnership and Central Crude, Inc., as amended by an Amendment to Gas Purchase Agreement dated effective as of October 5, 2005;
          (o) amend, modify or cancel any of the insurance policies listed in Schedule 7.17 other than renewals in the ordinary course of business on terms no less favorable than as set forth on such schedule; or
          (p) commit or agree to do any of the foregoing.
     9.3 Transactions with Affiliates. Except as set forth in Schedule 9.3, as of the Closing Date, all Contracts, if any, between the Partnership or any of its Subsidiaries, on the one hand, and any of the Contributors or any of their Affiliates, on the other hand, will be terminated, and all Indebtedness of the Partnership to any Contributor or any of the Contributors’ Affiliates will be paid in full.
     9.4 Schedules.
     (a) Concurrently with the execution and delivery of this Agreement, Contributors have delivered to Copano their disclosure schedules to this Agreement (the “Schedules”). From and after date of this Agreement and until Closing, Contributors shall promptly prepare and deliver to Purchaser a supplement or amendment to the Schedules (each such supplement or amendment being referred to as, an “Update”) to reflect in reasonable detail any matter arising or discovered after the date of this Agreement which, if existing or, to the extent the applicable representation or warranty is qualified by Knowledge of the Contributors, known by the Contributors as of the execution of this Agreement, would have been required to be set forth on the Schedules. If the Closing occurs, any fact, circumstance or event included in an Update, shall be deemed at the Closing to amend the Schedules (and to modify the representations and warranties set forth in Article 4, Article 5, Article 6 and Article 7) for purposes of Article 15, and Copano shall be deemed to have waived all claims against Contributors, including all indemnity claims pursuant to Article 15, with respect to any fact, circumstance or event included in an Update. Notwithstanding the foregoing, nothing herein shall be deemed a waiver of Copano’s right to terminate this Agreement pursuant to Section 12.1.
     (b) The inclusion of any matter in the Schedules in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or Material Adverse Effect is not an admission by the Contributors, nor an indication, that such matter is material or would result in a Material Adverse Effect. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation actually occurred. The fact that a matter has been included in the Schedules shall not necessarily mean that such matter must or should have been disclosed in order that the corresponding representation and warranty be accurate, or is otherwise required to be disclosed, pursuant to the terms and conditions of the Agreement. Section headings and numbers used in the Schedules refer to the corresponding sections of the Agreement, and these and other headings and numbers are for convenience only and are not to be used to interpret any provision of the Agreement or the Schedules. Disclosures as to a particular section of the Agreement or in a particular section of any Schedule shall not be limited to that particular section or schedule, whether or not a specific cross-reference is included, but only to the extent that the applicability of such disclosure is appropriate and reasonably apparent. The Schedules (i) include matters set forth in documents referenced in the Schedules and (ii) do not purport to disclose any agreements, contracts or instruments that may be entered into pursuant to the terms of the Agreement.
     9.5 Audited Financial Statements.
          (a) On or before the date five (5) days prior to the Closing Date, the Contributors shall deliver to Copano a true and correct copy of the following audited consolidated financial statements: (i) consolidated balance sheets of the Partnership and its Subsidiaries as of the Balance Sheet Date and (ii) consolidated statements of income, statements of cash flows and statement of changes in partners’ equity for the Partnership and its Subsidiaries for the 12 month period ending on the Balance Sheet Date, together with the notes thereto and the related unqualified audit report thereon. In addition, from and after the date hereof until the Closing, Contributors shall deliver to Copano any unaudited consolidated financial statements of the Partnership and its Subsidiaries prepared for any period subsequent to the Balance Sheet Date. All financial statements prepared and delivered pursuant to this Section 9.5(a) shall be prepared in accordance with the books and records of the Partnership and its Subsidiaries.
          (b) From and after the date hereof and continuing after the Closing, at the Partnership’s sole cost and expense (including reimbursement to Contributors for any costs and expenses associated with Contributors’ internal accounting staff), Contributors will cooperate, and will cause their respective Affiliates to cooperate, with Copano in producing such financial information relating to the Partnership and its Subsidiaries as may be required (i) to be included by Copano in reports filed by it under the Exchange Act or (ii) in connection with the financing or public or Rule 144A offering of securities by Copano. The provisions of this paragraph shall survive the Closing.
     9.6 Regulatory Filings. The Parties will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all Authorizations from, and to make all Notifications to, Governmental Entities required to accomplish the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Contributors shall (a) file promptly following the date of this Agreement with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (b) respond promptly to inquiries from the FTC or the DOJ in connection with such filing and (c) comply in all material respects with the requirements of the HSR Act. Copano shall (x) file promptly following the date of this Agreement with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (y) respond promptly to inquiries from the FTC or the DOJ and (z) comply in all material respects with the requirements of the HSR Act. Subject to regulatory constraints, each Party shall cooperate with each other and promptly furnish all information to the other Parties that is necessary in connection with the Parties’ compliance with the HSR Act and to obtain approval under the HSR Act. The Parties shall coordinate their initial filing of the notification and report form so that such filings are made on the same day. The Parties shall each keep the other Parties fully advised with respect to any requests from or communications with the DOJ or the FTC and shall consult with the other Parties with respect to all filings and responses thereto.
     9.7 Cooperation.
          (a) The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. In addition, each Contributor shall cooperate with Copano, upon Copano’s request, to obtain the consent to the transactions contemplated by this Agreement of any third Person that may be required under any Law or any Contract to which the Partnership or any of its Subsidiaries is a party. Between the date of this Agreement and Closing, the Parties agree to use Reasonable Efforts to obtain from Rife Production Company, a dedication to Tri-County of all of Rife Production Company’s gas production in approximately 10,000 acres of leaseholds in Wise, Cooke and Montague Counties, Texas.
          (b) Until the earlier of the Closing or the termination of this Agreement, Contributors (i) will continue to make available to Copano and its authorized representatives for examination as Copano may reasonably request, all documents, instruments, records, and agreements in the possession or control of any Contributor, the Partnership or any of its Subsidiaries relating to the assets and operations of the Partnership or any of its Subsidiaries and (ii) will permit Copano and its authorized representatives to consult with managers, officers and employees of the Partnership and its Subsidiaries and to conduct, at the Copano’s sole risk and expense, as the case may be, inspections and inventories of the assets owned by the Partnership and its Subsidiaries over which the Partnership has control. Contributors shall also coordinate, in advance, with Copano, at Copano’s sole risk and expense, to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.
     9.8 Matters relating to North Denton Pipeline, L.L.C..
          (a) Prior to the Closing, the Contributors shall use Reasonable Efforts to obtain that certain consent of I-35/View 36, LLC set forth in Schedule 7.5 and the consents of I-35/View 36, LLC set forth in Schedule 11.7 (collectively, the “North Denton Consents”). If the Contributors fail to obtain the North Denton Consents prior to the Closing, (i) the Contributors shall cause the Partnership to distribute prior to the Closing all of the Partnership’s membership interests in North Denton Pipeline, L.L.C. to a Contributor, (ii) the Contributors shall deliver to Copano on or prior to the Closing date evidence of such transfer in form and substance reasonably satisfactory to Copano, and (iii) such membership interests in North Denton Pipeline, L.L.C. shall be retained by the Contributor to whom it was assigned. Notwithstanding anything herein, no Party shall have the right to terminate or delay the Closing as a result of any failure to obtain the North Denton Consents, provided that the Contributors have complied with this Section 9.8(a).
          (b) After the Closing Date, in the event that any Contributor and/or John Schmitz or any affiliated entity controlled by him (collectively, the “North Denton Acquiror”) acquires all of the membership interests of North Denton Pipeline, L.L.C. held by I-35/View 36, LLC, the Contributors shall use Reasonable Efforts to obtain the agreement of the North Denton

Acquiror(s) to transfer such interests to Copano (or such Affiliate thereof as requested by Copano). In the event that the agreement described in the foregoing sentence is obtained, or the North Denton Consents are obtained, and there exists no material liabilities or obligations in excess of those existing as of the date of this Agreement (as reasonably determined by Copano) associated with the interests in or of North Denton Pipeline L.L.C., Copano (or its designated affiliate) shall acquire from the Contributors, and the Contributors shall promptly cause the transfer to Copano of, the membership interests in North Denton Pipeline, L.L.C. acquired by the Contributors from the Partnership and/or I-35/View 36, LLC, and each shall execute such instruments as reasonably required by Copano in connection therewith. Simultaneously with such sale, transfer and assignment, Copano shall pay to the Contributors one hundred thousand dollars ($100,000.00) by wire transfer of immediately available funds. In the event that there exists any material liabilities or obligations associated with the interests in or of North Denton Pipeline L.L.C. in excess of those existing as of the date of this Agreement, then Copano may, but is not required to, acquire the membership interests in North Denton Pipeline, L.L.C. or consummate the transaction described in the two immediately foregoing sentences. For the avoidance of doubt, the immediately foregoing described amount shall be in addition to, and not part of, any other amounts owed hereunder to the Contributors. The obligations set forth in this Section 9.8(b) shall terminate and be of no further force and effect one (1) year after the Closing Date.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF CONTRIBUTORS
     The obligations of Contributors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:
     10.1 Accuracy of Representations and Warranties. All representations and warranties of Copano contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to material adverse effect contained therein) that, individually or in the aggregate would not be reasonably likely to result in a material adverse effect on the ability of Copano to perform its obligations under this Agreement.
     10.2 Performance of Covenants and Agreements. Copano shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3, 3.4 and 3.5 shall have been made.
     10.3 HSR Act. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     10.4 Legal Proceedings. No preliminary or permanent injunction or other Order issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.
     10.5 Copano LLC Agreement. Contributors shall have approved any amendments or modifications to the Copano LLC Agreement authorizing or otherwise addressing the Units, such approved amendments and modifications shall be effective as of the Closing and not be otherwise modified or amended except in accordance with the approved Copano LLC Agreement.
ARTICLE 11
CONDITIONS TO OBLIGATIONS OF COPANO
     The obligations of Copano to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:
     11.1 Accuracy of Representations and Warranties. All representations and warranties of the Contributors contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to Material Adverse Effect contained therein) that, individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect.
     11.2 Performance of Covenants and Agreements. Contributors shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.
     11.3 HSR Act. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
     11.4 Legal Proceedings. No preliminary or permanent injunction or other Order issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.
     11.5 Dedication of Production. Contributors shall have provided Copano with copies of all Gas Purchase Contracts between Tri-County Gas Gathering System (“Tri-County”) and its producers. The Gas Purchase Contracts between Tri-County and each of Joint Resources, Company and HEP Oil Company, Limited (the “Tri-County Producers”) shall incorporate a dedication of production which, in the aggregate, shall dedicate to Tri-County all of the Tri-

County Producers gas production in approximately 29,000 acres of leaseholds in Wise, Cooke and Montague Counties in Texas.
     11.6 Office Lease. Contributors shall have caused the Partnership to enter into a written lease for approximately 4,500 sq. ft. of office space in the “Kress Building” located at 201 W. California St. in Gainesville, Texas at a monthly rental rate of $4,035 triple-net, for an initial three (3) year term with an option to renew for one (1) additional year with a ten percent (10%) increase in rental rate for the option term. The Landlord shall have the right to relocate the Partnership out of the “Kress Building” and into another office building in the central business district of Gainesville, Texas during the term of the lease or any option term. The rental rate shall be adjusted up by the current annual square foot price if the new space is larger than the current 4,500 sq. ft. The new space cannot be smaller than the current space of 4,500 sq. ft. unless accepted by the Partnership.
     11.7 Clean-Up Matters. Copano shall have received evidence reasonably satisfactory to Copano of the satisfaction of the matters set forth in Section 9.8(a) and Schedule 11.7 (other than obtaining the North Denton Consents).
ARTICLE 12
TERMINATION
     12.1 Termination. Subject to the provisions of Sections 12.2 and 16.7 below, this Agreement may be terminated at any time prior to the Closing in the following manner:
          (a) by mutual written consent of Contributors and Copano;
          (b) by either Contributors or Copano, if any Governmental Entity with jurisdiction over such matters shall have issued an Order restraining, enjoining, or otherwise prohibiting the sale of the Partnership Interests hereunder and such Order shall have become final and unappealable; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
          (c) by either Copano, on the one hand, or Contributors, on the other hand, if the other Party (including any Contributor) breaches or fails to comply in any material respect with any of its representations, warranties, covenants or agreements in this Agreement; provided that the terminating Party must give the defaulting Party at least thirty (30) days’ prior written notice of such failure and the failure is not, or cannot be, cured before expiration of such period;
          (d) by either Copano, on the one hand, or Contributors, on the other hand, if the Closing shall not have occurred on or before the date that is 3 months following the date hereof, but the right to terminate this Agreement under this Section 12.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
          (e) by Copano upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had a Material Adverse Effect; or

          (f) by Contributors, upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had a material adverse effect on the ability of Copano to perform its obligations under this Agreement.
     12.2 Effect of Termination. If a Party terminates this Agreement under Section 12.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article 12, Section 16.1, Section 16.16 and Section 16.17 shall survive the termination hereof. Nothing contained in this Section 12.2 shall relieve either Party from liability for damages incurred as a result of any breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified therein.
ARTICLE 13
TAX MATTERS
     13.1 Liability for Taxes.
          (a) For purposes of this Agreement:
               (i) “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing;
               (ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.
          (b) The Contributors shall be liable for, and shall indemnify and hold Copano, the Partnership and their respective Affiliates harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses incurred in investigating and preparing for any proceeding, arising out of or incident to the determination, assessment or collection of Taxes (“Tax Losses”) (i) imposed on or incurred by the Partnership or any of its Subsidiaries or for which the Partnership or any of its Subsidiaries is otherwise liable with respect to any period ending prior to or with the Effective Date (the “Pre-Effective Time Period”), or (ii) attributable to a breach by the Contributors of Section 7.10, this Article 13 or any other representation, warranty or covenant with respect to Taxes in this Agreement (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items);

or (iii) of any member of an affiliated, consolidated, combined or unitary group of which the Partnership or any of its Subsidiaries (or any predecessor of any of them) is or was a member on or prior to the Effective Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, or (iv) of any other Person for which the Partnership or any of its Subsidiaries is or has been liable as a transferee or successor, by contract or otherwise with respect to the Pre-Effective Time Period; provided, however, that any such Tax described herein shall not be indemnified to the extent such Tax was accrued on the Effective Date Balance Sheet or otherwise taken into account in determining the Final Working Capital.
          (c) Copano shall be liable for, and shall indemnify and hold the Contributors, and their respective Affiliates harmless from any Tax Losses (i) imposed on or incurred by the Partnership and any of its Subsidiaries with respect to any period ending after the Effective Date or (ii) attributable to a breach by Copano of any covenant of Copano with respect to Taxes in this Agreement.
          (d) Whenever it is necessary for purposes of this Article 13 to determine the portion of any Taxes imposed on or incurred by the Partnership or any of its Subsidiaries for a taxable period beginning before and ending after the Effective Date which is allocable to the Pre-Effective Time Period, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Effective Time Period constitutes a separate taxable period of the Partnership or such Subsidiary and by taking into account the events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Effective Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Effective Time Period ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Partnership or any of its Subsidiaries shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.
          (e) Copano agrees to pay to the Contributors any refund received after the Closing Date by Copano or its Affiliates, including the Partnership, in respect of any Taxes for which the Contributors are liable under clause (b) of this Section 13.1. The Contributors agree to pay to Copano any refund received by the Contributors or their affiliates in respect of any Taxes for which Copano is liable under clause (c) of this Section 13.1. The Parties shall cooperate in order to take all necessary steps to timely claim any such refund. Any such refund received by a Party or its Affiliate for the account of the other Party shall be paid to such other Party within 10 days after such refund is received.
     13.2 Tax Returns.
          (a) With respect to any Tax Return covering a taxable period ending on or before the Effective Date that is required to be filed after the Effective Date with respect to the Partnership or any of its Subsidiaries, the Contributors shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return, except to the extent that such Taxes were accrued on the Effective Date Balance Sheet or otherwise taken into account in determining final Working Capital.
          (b) Subject to Section 13.2(c), With respect to any Tax Return covering a taxable period beginning on or before the Effective Date and ending after the Effective Date that is required to be filed after the Effective Date with respect to the Partnership or any of its Subsidiaries, Copano shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, shall furnish a copy of such Tax Return to the Contributors, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. Copano shall determine, in accordance with the provisions of Section 13.1(d) of the Agreement, the amount of Tax due with respect to the Pre-Effective Time Period (the “Contributors’ Tax”) and shall notify the Contributors of its determination of the Contributors’ Tax. Within five days after filing such Tax Return, the Contributors shall pay to Copano an amount equal to the excess of (x) the Contributors’ Tax over (y) the amount accrued for the Contributors’ Tax and any estimated or other payments made for such tax prior to the Effective Date on the Effective Time Balance Sheet or otherwise taken into account as a liability in determining the adjustments to the purchase price in Section 2.4. However, in the event the excess of (x) over (y) in the foregoing sentence is a negative number, Copano shall be required to pay such difference to the Contributors within such five-day period. Any refund attributable to Tax Returns filed pursuant to this Section 13.2(b) shall be apportioned between Copano and the Contributors in a manner consistent with calculation of the Contributors’ Tax.
          (c) Copano shall, with respect to any Tax Return for which Copano is responsible under Section 13.2(b) for preparing and filing, make such Tax Return and Tax work papers available for review by the Contributors if the Tax Return is with respect to Taxes for which the Contributors may be liable (in whole or in part) hereunder or under applicable law. Copano shall make such return and work papers available for review sufficiently in advance of the due date for filing such Tax Returns to provide the Contributors with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. Copano will consider all comments from the Contributors in good faith.
          (d) Any Tax Return which includes or is based on the operations, ownership, assets or activities of the Partnership or any of its Subsidiaries or Contributors for any taxable period beginning before and ending after the Effective Date, and any Tax Return in respect of any Taxes for which the Contributors may be liable (in whole or in part) hereunder shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing Party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing Party.

          (e) Unless required by law, Copano shall not file an amended Tax Return for any period ending on or prior to the Effective Date without the prior written consent of the Contributors.
     13.3 Tax Proceedings. In the event Copano or any of its Affiliates receives notice (the “Proceeding Notice”) of any examination, claim, adjustment, or other proceeding with respect to the liability of the Partnership or any of its Subsidiaries for Taxes for any period for which the Contributors are or may be liable under Section 13.1, Copano shall notify the Contributors in writing thereof (the “Copano Notice”) no later than the earlier of (a) thirty (30) days after the receipt by Copano or any of its affiliates of the Proceeding Notice or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice. Such Copano Notice shall contain factual information describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such matter. As to any such Taxes for which the Contributors are or may be liable under Section 13.1, the Contributors shall be entitled at their expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (i) the Contributors notify Copano in writing that they desire to do so no later than the earlier of (1) thirty (30) days after receipt of the Copano Notice or (2) five (5) days prior to the deadline for responding to the Proceeding Notice, and (ii) the Contributors may not, without the consent of Copano, agree to any settlement which would result in an increase in the amount of Taxes for which Copano, the Contributors or the Partnership or any of its Subsidiaries is or may be liable under Section 13.1. The Contributors shall be required to pay any Taxes required to be paid in connection with any examination, claim, adjustment or other proceeding, including, without limitation, any prepayment of Tax required to obtain the jurisdiction of a court. The Parties shall cooperate with each other and with their respective affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 13.3. Copano will provide, or cause to be provided, to the Contributors necessary authorizations, including powers of attorney, to control any proceedings which the Contributors are entitled to control pursuant to this Section 13.3. The Contributors shall pay to Copano the amount of any Tax Losses Copano may become entitled to by reason of the provisions of this Article 13 within fifteen (15) days after the extent of any Tax liability has been determined by a final judgment or decree of a Court or a final and binding settlement with a Taxing Authority having jurisdiction thereof.
     13.4 Cooperation and Exchange of Information. Copano and the Contributors shall cooperate fully, and shall cause the Partnership and its Subsidiaries, as the case may be, to cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Article 13 and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Contributors and Copano agree to retain all books and records in their possession or in the possession of their respective affiliates with respect to Tax matters pertinent to the Contributors, Partnership or its Subsidiaries relating to any taxable period beginning before the Closing Date until the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and thereafter, upon request, allow Copano to take possession of such books and records.

The Contributors further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Copano, the Contributors, the Partnership or any of its Subsidiaries. Copano and the Contributors further agree, upon request, to provide the other Party with all information regarding the Contributors, the Partnership and its Subsidiaries that either Party may be required to report to any Taxing Authority. Any information obtained pursuant to this Section 13.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Each Party shall provide the cooperation and information required by this Section 13.4 at its own expense.
     13.5 Tax Covenants. Copano and the Contributors agree to the following covenants:
          (a) The Parties agree to treat the contribution of the Partnership Interests in exchange for Units under Section 2.2(a) as a transaction pursuant to Code Section 721.
          (b) Copano covenants that for until the earlier of (i) two years following the Effective Time or (ii) the date that all of the Units transferred pursuant to Sections 2.2(a) and 2.2(b) have been sold in a transaction resulting in a basis adjustment under Code Section 743 for the benefit of the transferee, that Copano and its Affiliates will not dispose of any Partnership Interests (or underlying assets) acquired by Copano pursuant to Section 2.1 if any such disposition or series of dispositions would accelerate or increase income or other positive adjustments with respect to the Units transferred to the Contributors pursuant to Sections 2.2(a) and 2.2(b). Contributors agree to notify Copano promptly upon the occurrence of any such transfer of Units resulting in such a basis adjustment.
          (c) The Parties agree that the difference between the fair market value and the adjusted tax basis of any Section 704(c) property (within the meaning of Treasury Regulation Section 1.704-3(a)(3)) acquired by Copano pursuant to this Agreement will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).
          (d) Notwithstanding anything to the contrary in this Agreement Copano shall have no indemnity obligations to Contributor Indemnitees for any Taxes or Tax consequences (including recognition of deferred gain) incurred by any Contributor in connection with any sale of Units by such Contributor.
          (e) The Parties agree to treat the Units as outstanding Common Units for all purposes of the Code prior to the date of conversion to Common Units and neither such Units, nor the Common Units into which they are convertible shall be subject to Section 483 of the Code.
          (f) The Parties agree to treat the Escrowed Units as owned by the Contributors for federal income tax purposes and that such Escrowed Units shall not be subject to Section 483 of the Code.
          (g) The Parties agree to allocate items of income and loss to the Units in the same manner as income and loss are allocated to the Common Units under the Copano LLC Agreement.

     13.6 Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall terminate three (3) years thereafter, except to the extent that the person who is entitled to indemnity payments hereunder by reason of any breach thereof has prior to that time provided written notice to any person who would be required to make such an indemnity payment of the breach thereof.
     13.7 Conflict. In the event of a conflict between the provisions of this Article 13 and any other provisions of this Agreement, the provisions of this Article 13 shall control.
ARTICLE 14
INVESTIGATION; LIMITATIONS
     14.1 Independent Investigation.
          (a) Copano acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Partnership and the assets of the Partnership, and upon the express written representations, warranties and covenants in this Agreement. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLES IV, V, VI AND VII OF THIS AGREEMENT, (I) NO CONTRIBUTOR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH CONTRIBUTOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO COPANO OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO COPANO BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF THE PARTNERSHIP, SUCH CONTRIBUTOR OR ANY OF ITS OR THEIR AFFILIATES).
          (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLES IV, V, VI AND VII OF THIS AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM RELATING TO THE PARTNERSHIP OR THE ASSETS OF THE PARTNERSHIP, (II) ANY ESTIMATES OF THE VALUE OF THE ASSETS OF THE PARTNERSHIP OR FUTURE REVENUES GENERATED BY THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY ESTIMATES AS TO THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY HYDROCARBONS OR RESERVES IN, UNDER OR ATTRIBUTABLE TO THE ASSETS OF THE PARTNERSHIP, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, REGULATORY COMPLIANCE, SAFETY CONDITION, OPERATIONS, OPERATING CONDITION, GEOLOGICAL OR

ENGINEERING CONDITION, OR MARKETABILITY OF THE ASSETS OF THE PARTNERSHIP, (IV) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO COPANO OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (V) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED IN SECTION 7.14, EACH CONTRIBUTOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY TANGIBLE ASSETS OF THE PARTNERSHIP IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT COPANO SHALL BE DEEMED TO BE OBTAINING THE TANGIBLE ASSETS OF THE PARTNERSHIP IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT COPANO HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS COPANO DEEMS APPROPRIATE.
          (c) NO CONTRIBUTOR HAS OR WILL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO (I) TITLE TO ANY OF THE REAL PROPERTY ASSETS OF THE PARTNERSHIP, INCLUDING EASEMENTS, LEASES AND FEE PROPERTY OR THE ABSENCE OF ANY GAPS IN PIPELINE EASEMENTS, EXCEPT AS EXPRESSLY REPRESENTED IN SECTION 7.19, OR (II) EXCEPT AS EXPRESSLY REPRESENTED IN SECTION 7.12, APPLICABILITY OF OR COMPLIANCE WITH ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE PARTNERSHIP, AND EXCEPT AS EXPRESSLY REPRESENTED IN SECTION 7.12 AND SECTION 7.19, NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY AND COPANO SHALL BE DEEMED TO BE TAKING (I) SUCH REAL PROPERTY ASSETS OF THE PARTNERSHIP “AS IS” AND “WHERE IS” FOR PURPOSES OF TITLE TO SUCH REAL PROPERTY ASSETS AND (II) THE ASSETS OF THE PARTNERSHIP “AS IS” AND “WHERE IS” FOR PURPOSES OF THE ENVIRONMENTAL CONDITION OF SUCH ASSETS.
     14.2 Survival.
          (a) The liability of the Contributors for the breach of any of the representations and warranties of the Contributors set forth herein, or the failure to perform any of its pre-closing covenants, duties or obligations, shall be limited to claims for indemnification pursuant to Article 15 below for which Copano delivers written notice to the Contributors on or before the date that ends 12 months following the Closing Date (the “Claim Period”), in which case any liability for a breach of such representations or warranties or pre-closing duties, covenants or obligations shall only survive beyond the Claim Period to the extent asserted in a notice delivered during the Claim Period; provided, however, that the representations and warranties set forth in Section 7.10 shall not be subject to this Section 14.2 but rather shall be governed by Section 13.6, and provided, further, that the Fundamental Representations shall not be limited as to time other than the applicable statute of limitations.
          (b) The liability of Copano for the breach of any of the representations and warranties of Copano set forth herein, or the failure to perform any of its pre-closing covenants, duties or obligations, shall be limited to claims for indemnification pursuant to Article 15 below for which Contributors deliver written notice to Copano prior to the expiration of the Claim Period, in which case any liability for a breach of such representations or warranties or pre-closing duties, covenants or obligations shall only survive beyond the Claim Period to the extent asserted in a notice delivered during the Claim Period; provided, however, that the representations and warranties of Copano set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.7(b) and Section 8.11 shall not be limited as to time other than the applicable statute of limitations.
ARTICLE 15
INDEMNIFICATION
     15.1 Indemnification of the Contributors. Copano, from and after the Closing Date, shall indemnify and hold the Contributor Indemnitees harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by any of the Contributor Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of Copano in this Agreement, (b) any breach of any agreement or covenants, duties or obligations on the part of Copano, and (c) other than for those for which the Copano Indemnitees are expressly being indemnified by the Contributors hereunder, any liability or obligation that pertains to the ownership, operation or conduct of the Partnership, the Subsidiaries or Business after the Closing Date, in each case subject to Section 14.2(b) and Section 15.8. Nothing in this Section 15.1 shall apply to liability with respect to Taxes, for which liability shall be as set forth in Article 13.
     15.2 Indemnification of Copano.
          (a) Cimmarron GP shall indemnify and hold the Copano Indemnitees harmless from and against any and all Damages suffered by the Copano Indemnitees as a result of, caused by, arising out of, or in any way relating to (i) any breach of a representation or warranty of Cimmarron GP in this Agreement and (ii) any breach of any agreement or covenant on the part of Cimmarron GP under this Agreement, subject to Section 14.2(a) and Section 15.8. Nothing in this Section 15.2 shall apply to liability with respect to Taxes, for which liability shall be as set forth in Article 13.

          (b) Taos LP shall indemnify and hold the Copano Indemnitees harmless from and against any and all Damages suffered by the Copano Indemnitees as a result of, caused by, arising out of, or in any way relating to (i) any breach of a representation or warranty of Taos LP in this Agreement and (ii) any breach of any agreement or covenant on the part of Taos LP under this Agreement, subject to Section 14.2(a) and Section 15.8. Nothing in this Section 15.2 shall apply to liability with respect to Taxes, for which liability shall be as set forth in Article 13.
          (c) Transportation LLC shall indemnify and hold the Copano Indemnitees harmless from and against any and all Damages suffered by the Copano Indemnitees as a result of, caused by, arising out of, or in any way relating to (i) any breach of a representation or warranty of Transportation LLC in this Agreement and (ii) any breach of any agreement or covenant on the part of Transportation LLC under this Agreement, subject to Section 14.2(a) and Section 15.8. Nothing in this Section 15.2 shall apply to liability with respect to Taxes, for which liability shall be as set forth in Article 13.
     15.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include (a) a formal demand for indemnification under this Agreement and the facts that otherwise form the basis of such claim, (b) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (c) the date on and manner in which the party delivering such notice became aware of the existence of such claim. The failure to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party with respect to such Indemnity Claim except to the extent the indemnifying party shall have been materially prejudiced by such failure or to the extent such notice was provided after the expiration of the relevant survival period set forth in Section 14.2.
     15.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that written notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 15.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
     Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
     15.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any reasonable costs and expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
     15.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Entities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
     15.7 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within thirty (30) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) finally credited to or received by the other party related to the Damages.

     15.8 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:
          (a) To the extent the Copano Indemnitees are entitled to indemnification for Damages pursuant to Section 15.2, for breaches of representations or warranties in this Agreement by any Contributor, the Contributor shall not be liable for those Damages, and to the extent the Contributor Indemnitees are entitled to indemnification for Damages pursuant to Section 15.1 for breaches of representations or warranties in this Agreement by Copano, Copano shall not be liable for those Damages, unless:
               (i) Damages attributable to any single Indemnity Claim is in excess of the Claim Threshold; and
               (ii) the aggregate amount of all Damages in excess of the Claim Threshold exceeds the Deductible Amount, and then such liability shall only be to the extent of any such excess.
          (b) In addition, to the extent the Copano Indemnitees are entitled to indemnification for Damages pursuant to Section 15.2, the Copano Indemnitees’ sole and exclusive recourse and remedy shall be against the Escrowed Units in the possession of the Escrow Agent and which the Escrow Agent is not otherwise obligated to release from escrow in accordance with this Agreement and the Escrow Agreement. Neither the Contributors nor any Contributor Indemnitees shall have any personal liability for any Indemnity Claim of the Copano Indemnitees. To the extent the Contributor Indemnitees are entitled to indemnification for Damages pursuant to Section 15.2, Copano shall not be liable for Damages that exceed, in the aggregate, $5,000,000 in excess of the Deductible Amount.
          (c) No Contributor shall have any duty or obligation to indemnify any Copano Indemnitee for any Indemnity Claim for which Copano fails to provide notice to the Contributors within the Claim Period. Copano shall have no duty or obligation to indemnify any Contributor Indemnitee for any Indemnity Claim for which Contributors fail to provide notice to Copano within the Claim Period.
          (d) Notwithstanding anything to the contrary in this Agreement, the limitations in Section 15.8 shall not apply with respect to (i) breaches of any Fundamental Representation by any Contributor or (ii) breaches of any representation or warranty set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.7(b) or 8.11 by Copano.
          (e) In addition to the foregoing limitations, the Contributors shall have no liability for a breach of any representation and warranty in Section 7.12, unless, prior to the end of the Claim Period, Copano shall have suffered Damages resulting directly from such breach in excess of $10,000,000. If, prior to the end of the Claim Period, Copano suffers Damages in excess of $10,000,000 resulting directly from such breach and delivers notice to the Contributors during the Claim Period, any indemnification obligation of the Contributors to Copano shall be limited to amounts in excess of said $10,000,000, and each of Sections 15(b) and 15(c) also shall apply to such excess amount. Notwithstanding the foregoing, any Damages suffered by Copano as a result of a breach of a representation and warranty in Section 7.12 by the Contributors shall apply against the Deductible Amount for purposes of determining whether Copano is entitled to indemnification pursuant to Section 15.2 and Section 15.8(a) with respect to any other breaches of a representation or warranty in this Agreement by Contributors.
     15.9 Escrowed Units.
          (a) Copano shall cause the Escrowed Units to be deposited on the Closing Date with the Escrow Agent to be held in trust pursuant to the terms hereof and the terms of the Escrow Agreement. As between the Contributors and Copano, in the event of a conflict between the terms and conditions of the Escrow Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. The Escrowed Units will be used to satisfy any indemnification obligations of any Contributor as described in Section 15.2 which are asserted by Copano within the Claim Period, subject to the limitations of Section 15.8.
          (b) If Copano asserts an Indemnity Claim under Section 15.2 on or before the end of the Claim Period, and the Indemnifying Party does not dispute such claim, Copano shall be entitled to indemnification by the Indemnifying Party in accordance with this Article 15 by receiving from the Escrow Agent a number of Escrowed Units equal to the quotient of (i) the amount of such undisputed claim divided by (ii) the average closing price per Common Unit over the 10 Business Days ending on the last Business Day preceding the day of the execution of the release instructions to the Escrow Agent, rounded up or down to the nearest whole number of Units, and the Parties shall promptly jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to Copano such number of Escrowed Units in accordance with the terms of and in the manner set forth in such instructions. If, however, any Contributor disputes such claim, Copano shall not be entitled to receive any Escrowed Units with respect to such claim prior to resolution of such dispute in accordance with this Agreement, other than a number of Escrowed Units in an amount equal to any amount that is not in dispute with respect to such claim.
          (c) (i) Provided all indemnification obligations of Contributors to Copano under this Article 15 relating to a breach of a Fundamental Representation or a Partnership Interest Representation for which Copano has asserted an Indemnity Claim, if any, have been satisfied (including the obligation to pay any Indemnity Claim relating thereto) prior to the expiration of the six-month anniversary of the Closing Date of this Agreement, and no dispute then exists as to any Indemnity Claim notified by Copano to Contributors hereunder prior to the six-month anniversary of the Closing Date relating to a breach of a Fundamental Representation or a Partnership Interest Representation, the Parties shall, on the first Business Day immediately following the six-month anniversary of the Closing Date, jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to the Contributors the Early Release Escrowed Units in accordance with the terms of and in the manner set forth in such instructions. To the extent there exists an Indemnity Claim pursuant to this Article 15 relating to a breach of a Fundamental Representation or a Partnership Interest Representation that has been notified by Copano to Contributors hereunder, but not satisfied in full by Contributors prior to the expiration of the six-month anniversary of the Closing Date, the Parties shall, on the first Business Day immediately following the six-month anniversary of the Closing Date, jointly execute and deliver to the Escrow Agent written instructions instructing the

Escrow Agent to release and deliver to the Contributors the Early Release Escrowed Units in accordance with the terms of and in the manner set forth in such instructions; provided, however, that a number of Escrowed Units equal in value (based upon the average closing price per Common Unit over the 10 Business Days ending on the last Business Day preceding the six-month anniversary of the Closing Date) to the maximum possible amount of such claim or claims reasonably believed by the Parties hereto to be due or likely to be due hereunder (or, in the event of a dispute between the Parties with respect thereto, the higher of the two estimates) will be withheld from the Early Release Escrowed Units and will continue to be held by the Escrow Agent pursuant to the terms of hereof and the terms of the Escrow Agreement until such claim or claims have been fully resolved and the Escrow Agreement shall be deemed to be extended accordingly.
               (ii) Provided all indemnification obligations of Contributors to Copano for Indemnity Claims for which Copano provides notice to the Contributors within the Claim Period under this Article 15 have been satisfied (including the obligation to pay any such Indemnity Claim, if any) prior to the expiration of the Claim Period, and no dispute then exists as to any Indemnity Claim (including with respect to a Fundamental Representation or a Partnership Interest Representation) notified by Copano to Contributors hereunder prior to the expiration of the Claim Period, the Parties shall, on the first Business Day immediately following the expiration of the Claim Period, jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to the Contributors the remaining Escrowed Units in accordance with the terms of and in the manner set forth on such instructions. To the extent there exists an Indemnity Claim pursuant to this Article 15 that has been notified by Copano to Contributors hereunder within the Claim Period, but not satisfied in full by Contributors prior to the expiration of the Claim Period, the Parties shall, on the first Business Day immediately following the expiration of the Claim Period, jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to the Contributors the remaining Escrowed Units in accordance with the terms of and in the manner set forth on such instructions; provided, however, that a number of Escrowed Units equal in value (based upon the average closing price per Common Unit over the 10 Business Days ending on the last Business Day preceding the Claim Period) to the maximum possible amount of such claim or claims reasonably believed by the Parties hereto to be due or likely to be due hereunder (or, in the event of a dispute between the Parties with respect thereto, the higher of the two estimates) will be withheld from the remaining Escrowed Units and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim or claims have been fully resolved and the Escrow Agreement shall be deemed to be extended accordingly.
          (d) The fees and expenses of the Escrow Agent shall be borne 50% by Contributors and 50% by Copano.
          (e) Notwithstanding anything herein or in the Transaction Documents to the contrary, the Contributors shall have full voting rights with respect to each Escrowed Unit during the period from the Closing Date unless and until such Escrowed Units are released to Copano from escrow pursuant to the terms of this Section 15.9.
          (f) To the extent requested by the Contributors, simultaneously with any instructions to the Escrow Agent in accordance with Sections 15.9(a), (b) or (c) to release any

Escrowed Units to the Contributors, Copano shall cause the cancellation of certificated Escrowed Units and issuance of replacement certificated Units to the Persons and in the denominations requested in writing by the Contributors prior to the issuance of such instructions.
          (g) Subject to the schedule set forth in Exhibit A, Units held by the Contributors shall be converted to Common Units prior to the conversion of Units held by the Escrow Agent pursuant to the terms of this Section 15.9. Any Common Units held by the Escrow Agent shall be distributed first to Contributors prior to the distribution of Units held by the Escrow Agent. Any dividends or other distribution on Common Units held by the Escrow Agent shall be paid and distributed to the Contributors Representative and shall not be a part of the assets covered by the Escrow Agreement.
     15.10 Sole Remedy. Subject to Section 16.13, the indemnifications and remedies expressly set forth in Article 13, with respect to Taxes, and Article 15, with respect to all matters other than Taxes, shall, from and after the Closing, constitute the sole and exclusive relief and remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 15.10 shall prevent any Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under Article 13 or this Article 15. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict or inconsistency between this Section 15.10 and any other section or provision of this Agreement, this Section 15.10 shall govern and control.
     15.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT GROSS NEGLIGENCE, NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. COPANO AND THE CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.
ARTICLE 16
MISCELLANEOUS
     16.1 Expenses. Except as otherwise set forth herein, each Party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect; provided, however, that Copano shall pay all filing fees in respect of any filing under the HSR Act required in connection with the transactions contemplated by this Agreement.
     16.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to any Contributor, addressed to Contributors Representative:

c/o Richard K. Gordon
2727 Allen Parkway, Suite 1350
Houston, Texas 77019

with a copy, which will not constitute Notice, to:

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gray H. Muzzy
Telecopy: (713) 221-1571

If to Transportation LLC, addressed to

John Schmitz
201 W. California Street
Gainesville, Texas 76240

With copy sent concurrently to:

Thompson & Knight LLP
Attn: J. Holt Foster, III
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201

If to Copano, addressed to:

Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019
Attention: Ron W. Bopp
Telecopy: (713) 621-9545

with a copy, which will not constitute Notice, to:

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Caroline B. Blitzer
Telecopy: (713) 615-5871

Notice given by personal delivery, courier service or telecopier shall be effective upon actual receipt. Notice given by mail shall be effective at the close of business on the third Business Day next following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
     16.3 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereby irrevocably consent to the jurisdiction, forum and venue of the state and federal courts located in Houston, Texas.
     16.4 Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, except as required by applicable law, Nasdaq or stock exchange regulations.
     16.5 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Houston, Texas time on the date such payment is due to such account as the Party receiving payment may designate at least three Business Days prior to the proposed date of payment.
     16.6 Exclusive Agent for Sellers. Richard K. Gordon shall serve as the exclusive agent of the Contributors for all purposes of this Agreement and the transactions contemplated hereby (the “Contributors Representative”). Without limiting the generality of the foregoing, the Contributors Representative shall be authorized (a) in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of any of the Contributors necessary to effectuate the Closing and the transactions contemplated hereby, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement. The Contributors Representative also shall be exclusively authorized to take all actions on behalf of the Contributors in connection with any claims made under this Agreement or in respect of the transactions contemplated hereby, to bring, prosecute, defend or settle such claims, and to make and receive payments in respect of such claims on behalf of the Contributors, and no Contributor shall take any such action without the Contributors Representative’s prior written approval. The Contributors Representative shall not be liable to any of the Contributors for any action taken by him pursuant to this Agreement unless he has acted in bad faith or with gross negligence or willful misconduct, and the Contributors shall jointly and severally indemnify him from any Damages arising out of or relating to him serving as agent hereunder. The Contributors Representative is serving in the capacity as exclusive agent of the Contributors hereunder solely for purposes of administrative convenience. Any notice required to be given to Contributors or any of them pursuant to this Agreement shall be deemed properly given if given to Contributors Representative pursuant to Section 16.1.

     16.7 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as Article 13 or Article 15 contemplates or except as otherwise expressly provided herein.
     16.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Parties; provided, that Copano may assign its right to receive the contribution of the Partnership Interests to any direct or indirect subsidiary or subsidiaries of Copano.
     16.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Contributors and Copano shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
     16.10 Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
     16.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of “Agreement.”
     16.12 Multiple Counterparts. This Agreement may be executed in one or more counterparts, and facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16.13 No Waiver of Claims for Fraud. The liability of any Party under Article 13 or Article 15 shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section

16.13 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     16.14 Anti-Dilution. Wherever in this Agreement there is a reference to a specific number of units of Copano of any class or series, or a price per unit or consideration received in respect of such unit, then, upon the occurrence of any subdivision, combination, or unit dividend or unit distribution of such class or series, the specific number of units or the price so referenced in this Agreement shall automatically be proportionately adjusted to reflect the effect on the outstanding units of such class or series by such subdivision, combination, dividend or distribution.
     16.15 Partnership Split.
     The Contributors may elect to effect the Partnership Split by delivering written notice to Copano no later than ten (10) days prior to the Closing Date, together with a detailed description of the assets to be transferred in connection therewith, but only in the event that Copano fails to provide the Contributors with a written notice that Copano has determined (in its sole discretion) that: (a) Contributors will fail to obtain prior to the Closing Date all Governmental Approvals or consents or approvals of any other Person that are required to be obtained or made in connection with the Partnership Split; or (b) Copano would be liable under the Transaction Documents after giving effect to the Partnership Split for liabilities and obligations (other than liabilities or obligations with respect to Transaction Taxes) in excess of the liabilities or obligations (other than liabilities or obligations with respect to Transaction Taxes) for which Copano would be liable under the Transaction Documents notwithstanding the Partnership Split. In the event that the Contributors properly elect to effect the Partnership Split, then the Parties shall use good faith efforts to agree to such amendments and modifications of the Transaction Documents as necessary to (i), after taking into account the Partnership Split, effect the provisions of the transactions contemplated under the Transaction Documents as of the date hereof and to realize the same economic benefits hereunder and (ii) provide an indemnity whereby after Closing the members and partners of the Contributors shall be liable for, and shall indemnify and hold Copano, and its respective Affiliates harmless from, any Transaction Taxes in excess of those Copano would be liable for notwithstanding the Partnership Split.
     16.16 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all of the Parties.
     16.17 Waiver. Any Party may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other Parties with any of the other Party’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

[Page 1 of 5 Signature Pages to Contribution Agreement]
EXECUTED as of the date first set forth above.
COPANO ENERGY, L.L.C., a Delaware limited liability company

By:	/s/ John R. Eckel, Jr.

John R. Eckel, Jr.
Chairman of the Board and Chief Executive Officer

[Page 2 of 5 Signature Pages to Contribution Agreement]
CIMMARRON GATHERING GP, LLC,
a Texas limited liability company

By:	/s/ Richard K. Gordon

Richard K. Gordon
Chairman & Chief Executive Officer

[Page 3 of 5 Signature Pages to Contribution Agreement]
TAOS GATHERING, LP,
a Texas limited partnership

By:	Taos Gathering GP, LLC,
a Texas limited liability company,
General Partner

By:	/s/ Richard K. Gordon

Richard K. Gordon
Chief Executive Officer

[Page 4 of 5 Signature Pages to Contribution Agreement]
CIMMARRON TRANSPORTATION, LLC,
an Oklahoma limited liability company

By:	/s/ John D. Schmitz

John D. Schmitz
Manager & President

[Page 5 of 5 Signature Pages to Contribution Agreement]
CIMMARRON GATHERING, LP,
an Texas limited partnership, executing
this Agreement solely with respect to
Section 2.7 hereof
By: CIMMARRON GATHERING GP, LLC,
a Texas limited liability company, general partner

By:	/s/ Richard K. Gordon

Richard K. Gordon
Chairman & Chief Executive Officer

Exhibit A
Description of Units
The Units of Copano will be set forth in an amendment to the Copano LLC Agreement executed at Closing and shall have all the same terms and conditions as the Common Units of Copano, including but not limited to voting, liquidation, transfer and distribution; provided, however that:
a)	The Units shall not receive any of the regular, quarterly cash distributions to the Common Units of Copano; and

b)	Each of the Units shall be automatically and mandatorily converted into one Common Unit of Copano in accordance with the following schedule:

Percentage of Units Portion to be	Time of Conversion
Converted
25%	On the date six months after the Closing Date
25%	On the first anniversary of the Closing Date
25%	On the date eighteen months after the Closing Date
25%	On the second anniversary the Closing Date
Such that on the second anniversary of the Closing Date, all of the Units issued pursuant to this Agreement shall have been converted into Common Units.
The terms of the Units shall include customary anti-dilution mechanisms and mechanisms to address subdivisions, combinations, reorganizations, reclassifications, consolidations, mergers or sales.

EXHIBIT B
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to “Escrow Agent” (hereinafter defined) pursuant hereto, this “Escrow Agreement”) is made and entered into as of April ___, 2007, by and among                                         , a                                          (“Party A”), solely in its capacity as agent for the benefit of the Contributors (hereinafter defined), and Copano Energy, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Party B”, and together with Party A, sometimes referred to collectively as the “Escrow Party” or “Escrow Parties”), and JPMorgan Chase Bank, N.A., a national banking association (the “Escrow Agent”). All capitalized terms used but not defined in this Escrow Agreement shall have the meanings specified in the Contribution Agreement.
RECITALS:
     WHEREAS, Reference is hereby made to that certain Contribution Agreement dated April ___, 2007, among Cimmarron Gathering GP, L.L.C., Taos Gathering, LP, and Cimmarron Transportation, LLC (collectively, the “Contributors”) and Party B, with respect to the sale of certain partnership interests in Cimmarron Gathering, LP, a Texas limited partnership. (the “Contribution Agreement”), all more particularly described therein.
     WHEREAS, the Contribution Agreement provides that at the Closing of the transactions contemplated thereunder: (i) the Escrow Parties and the Escrow Agent will execute and enter into this Escrow Agreement; (ii) Party B shall deposit with the Escrow Agent the Escrowed Units (hereinafter defined), pursuant to Section 3.4 of the Contribution Agreement; and (iii) the Escrowed Units shall be disbursed to the Escrow Parties as provided herein. The Escrow Agent has not received a copy of, is not a party to and will not be held responsible under the terms of the Contribution Agreement.
     WHEREAS, the Escrow Agent is willing to serve as agent for the Escrow Parties on the terms and conditions set forth herein.
AGREEMENT:
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Appointment. The Escrow Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Escrow Deposit. Simultaneous with the execution and delivery of this Escrow Agreement, Party B is depositing with the Escrow Agent certificates no.                     , for                      shares, representing Class C Units of Copano Energy, L.L.C., issued in the name of Party A as agent for the Contributors, along with executed stock powers duly executed in blank and signature guaranteed (together with any such replacement or additional certificated equity interests deposited with Escrow Agent in accordance with Section 4 below, the “Escrow Units”).
3. Disposition and Termination.
     (a) From time to time, the Escrow Agent shall release and deliver the Escrow Units upon, and in accordance with the joint written instructions of the Escrow Parties, but only to the extent such releases and deliveries are specified in such instructions or order. The Escrow Agent shall receive and hold in trust in accordance with the terms hereunder such additional Escrow Units delivered in connection with the instructions or orders described in the foregoing sentence.
     (b) Upon delivery and disbursement of the entirety of the balance of the Escrow Units by the Escrow Agent in accordance with Section 3.(a) above, this Escrow Agreement shall terminate, subject to the provisions of Section 6.
4. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Deposit. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either of the Escrow Parties. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The parties hereto other than the Escrow Agent agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
5. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Escrow Parties specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act. Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Escrow Units (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. If the Escrow Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.
6. Compensation and Reimbursement. The Escrow Parties agree jointly and severally to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.
7. Indemnity. The Escrow Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from Party A or Party B, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Escrow Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.
8. Account Opening Information/TINs.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
For accounts opened in the US:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow us to identify relevant parties.
9. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:
(i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile;
(ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or
(iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Party A	c/o Richard K. Gordon
2727 Allen Parkway, Suite 2300
Houston, Texas 77019
Fax No.:

and with a copy to:	Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gray H. Muzzy
Fax No.: 713-221-2109

and with a copy to:	Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Attention: J. Holt Forester, III
Fax No.: 214-880-3138

If to Party B	2727 Allen Parkway, Suite 1200
Houston, Texas 77019
Attention: Ron W. Bopp
Fax No.: 713-621-9545

and with a copy to:	Vinson & Elkins, LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Caroline B. Blitzer
Fax No.: 713-615-5871

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor South, TX2 S037
Houston, Texas 77002
Attention: Regan J. Hall, Escrow Services
Fax No.: (713) 216-6927
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 9, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
10. Security Procedures. In the event instructions or are given regarding the delivery of the all or any portion of the Escrow Units (other than in writing at the time of execution of this Escrow Agreement, as indicated in Section 9 above), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The undersigned is authorized to certify that the signatories on Schedule 1 are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, (“Executive Officers”), which shall include the titles of                                        , as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. Party A and Party B agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of Party A and Party B, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided herein or such other security procedure that the Escrow Agent, Party A and Party B may agree to.
11. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 5, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Texas. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Texas. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Tax Certification: Taxpayer Identification Number (TIN):                                          Date:
Name & Address:       ___________________________________
                     ___________________________________
                     ___________________________________
Customer is a (check one):
___Corporation                         ___Partnership
___Individual/sole proprietor ___Trust                     ___Other
Taxpayer is (check if applicable):
___ Exempt from backup withholding
Under the penalties of perjury, the undersigned certifies that:
(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and
(3) the entity is a U.S. person (including a U.S. resident alien).
(If the entity is subject to backup withholding, cross out the words after the (2) above.)
Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.
Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
PARTY A
Signature: _________________________________
Printed Name:______________________________

Tax Certification: Taxpayer Identification Number (TIN):                                          Date:
Name & Address:       ___________________________________
                     ___________________________________
                     ___________________________________
Customer is a (check one):
___Corporation                         ___Partnership
___Individual/sole proprietor ___Trust                     ___Other
Taxpayer is (check if applicable):
___ Exempt from backup withholding
Under the penalties of perjury, the undersigned certifies that:
(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and
(3) the entity is a U.S. person (including a U.S. resident alien).
(If the entity is subject to backup withholding, cross out the words after the (2) above.)
Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.
Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
PARTY B
Signature: _________________________________
Printed Name:______________________________

JPMORGAN CHASE BANK, N.A.
as Escrow Agent
By:

Schedule 1
Telephone Number(s) and signature(s) for
Person(s) Designated to give and confirm Funds Transfer Instructions
If to Party A:

	Name	Telephone Number	Signature
1.

2.

3.

If to Party B:

	Name	Telephone Number	Signature
1.

2.

3.

Telephone call backs shall be made to both Party A and Party B if joint instructions are required pursuant to the Escrow Agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

Schedule 2
Escrow Agent’s Compensation:

Exhibit C
Attached to and made a part of that certain Contribution Agreement by and between Contributors and Copano dated April 5, 2007.
Contributor’s Knowledge
John Schmitz
Richard Gordon
Schuyler Tilney
Cliff Stover
Cody Presgrove
Mike Noack
Cheryl Rohmer
Richard Howey

Exhibit D

REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
COPANO ENERGY, L.L.C.
AND
CIMMARRON GATHERING GP, LLC,
TAOS GATHERING, LP
AND
CIMMARRON TRANSPORTATION, LLC

REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [                    ] 1, 2007, by and among Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), and Cimmarron Gathering GP, LLC, Taos Gathering, LP and Cimmarron Transportation, LLC (each a “Contributor” and collectively, the “Contributors”).
     WHEREAS, this Agreement is made in connection with the issuance to the Contributors of the Class C Units pursuant to the Contribution Agreement, dated as of April [5], 2007, by and among Copano and the Contributors (the “Contribution Agreement”);
     WHEREAS, Copano has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Contributors pursuant to the Contribution Agreement; and
     WHEREAS, it is a condition to the obligations of each Contributor under the Contribution Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Agreement” has the meaning specified in the introductory paragraph.
     “Copano” has the meaning specified in the introductory paragraph.
     “Copano Delay Notice” has the meaning specified in Section 2.01(c) hereof.
     “Class C Units” means units representing equity interests in Copano designated as Class C Units under the Copano LLC Agreement and having the rights and obligations specified therein with respect to Class C Units.
     “Commission” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

     “Common Units” has the meaning specified in the Copano LLC Agreement.
     “Contribution Agreement” has the meaning specified therefor in the Recitals of this Agreement.
     “Contributor” and “Contributors” have the meanings specified therefor in the introductory paragraph of this Agreement.
     “Demand Notice” has the meaning set forth in Section 2.01(a) hereof.
     “Demand Registration” has the meaning set forth in Section 2.01(a) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the Commission promulgated thereunder.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise or unincorporated organization.
     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.
     “Prospectus” shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including, without limitation, post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
     “Registrable Securities” means, collectively, each Common Unit underlying the Class C Units issued pursuant to the Contribution Agreement provided that such Common Unit is held by a Contributor (or its permitted assignee pursuant to Section 2.10), all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.
     “Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

     “Registration Statement” means a registration statement of Copano under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including, without limitation, the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
     “Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Commission promulgated thereunder.
     “Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.
     “Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
     “Underwritten Offering” means an offering in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission, or is automatically effective upon filing, and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) such Registrable Security is held by Copano or one of its subsidiaries; (d) such Registrable Security has been transferred in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (e) such Registrable Security becomes eligible for resale pursuant to Rule 144(k) (or any similar provisions then in force).
ARTICLE II
REGISTRATION RIGHTS
     Section 2.01 Demand Registration.
               (a) Requests for Registration. Subject to the limits set forth herein, the Contributors shall have the right by delivering a written notice to Copano (a “Demand Notice”) to require Copano to register, pursuant to the terms of this Agreement under and in accordance with the provisions of the Securities Act, the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement provided that the sale of such Registrable

Securities is reasonably expected to result in aggregate gross cash proceeds in excess of ten million dollars ($10,000,000) (a “Demand Registration”).
          Following receipt of a Demand Notice for a Demand Registration, Copano shall use its reasonable commercial efforts to file a Shelf Registration Statement within 60 days of receipt of a Demand Notice, and, if such Shelf Registration Statement is not automatically effective upon filing, shall use its reasonable commercial efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.
          The Contributors shall be entitled to one Demand Registration; provided that no Demand Registration shall be exercised unless such Demand Registration is agreed to by the Holders of a majority of the outstanding Registrable Securities. No Demand Registration shall be deemed to have occurred for purposes of this Section 2.01 if the Shelf Registration Statement relating thereto (i) does not become effective, (ii) is not maintained effective for the period required pursuant to this Section 2.01(a) or (iii) the offering of the Registrable Securities pursuant to such Shelf Registration Statement is subject to a stop order, injunction or similar order or requirement of the Commission during such period. In the case of each of clauses (i), (ii) and (iii), the Contributors shall be entitled to an additional Demand Registration.
          Any request made pursuant to this Section 2.01 will specify the amount of Registrable Securities to be registered and the intended methods of disposition thereof.
          Copano shall be required to maintain the effectiveness of the Shelf Registration Statement with respect to any Demand Registration until all Registrable Securities included in such Shelf Registration Statement have actually been sold or there are no longer any Registrable Securities outstanding.
               (b) Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in an Underwritten Offering pursuant to Section 2.03, and the Managing Underwriter or underwriters advise the holders of such securities that in its or their view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering (including, without limitation, securities proposed to be included by other holders of securities entitled to include securities in such offering pursuant to incidental or piggyback registration rights), then the number of Registrable Securities that in the opinion of such Managing Underwriter can be sold without adversely affecting such offering shall first include Registrable Securities requested to be included by the Contributors, pro rata based on the number of Registrable Securities requested to be included by each Contributor and, only if all such Registrable Securities are included, thereafter may include any other securities proposed to be included.
               (c) Delay Rights. Notwithstanding anything to the contrary contained herein, Copano: (i) may delay its obligation to file any Shelf Registration Statement if (A) within 30 days of receipt of a Demand Notice, Copano notifies (the “Copano Delay Notice”) the Contributors of Copano’s intention of effecting a public offering within 60 days, provided, that prior to the receipt of such request, Copano has taken affirmative steps in contemplation of such public offering, (B) Copano is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Copano determines in good faith that Copano’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, or (C) Copano has experienced some other material non-public event the disclosure of which at such time is not required by law or, in the good faith judgment of Copano, would materially adversely affect Copano, then, in each case, Copano may defer filing the Shelf Registration Statement for up to 60 days from receipt of the Copano Delay Notice; provided, however, that Copano shall not exercise its right to delay filing the Shelf Registration Statement more than once in any 12 month period; (ii) may, upon written notice to any Contributor whose Registrable Securities are included in the Shelf Registration Statement, suspend such Contributor’s use of any Prospectus which is a part of the Shelf Registration Statement (in which event the Contributor shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) for up to 60 days from receipt of such notice if (A) Copano is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Copano determines in good faith that Copano’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (B) Copano has experienced some other material non-public event the disclosure of which at such time is not required by law or, in the good faith judgment of Copano, would materially adversely affect Copano; provided, however, that Copano shall not exercise its right to suspend any Contributor’s use of any Prospectus more than twice in any 12-month period. Upon disclosure of such information or the termination of the condition described in this Section 2.01(c), Copano shall provide prompt notice to the Contributors whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     Section 2.02 Piggyback Rights.
     (a) Participation. If at any time Copano proposes to file (i) a prospectus supplement to an effective “shelf” registration statement, or (ii) a registration statement, other than a “shelf” registration statement, in either case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three (3) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement as the case may be, then, Copano shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Copano has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will adversely affect the price, timing or distribution of the Common Units, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). Each Holder shall then have three (3) Business Days after receipt the notice to request inclusion of Registrable Securities in the Underwritten Offering, except that each Holder shall have one (1) Business Day after receipt of the notice to request inclusion of Registrable

Securities in the Underwritten Offering in the case of a “bought deal” or “overnight transaction”. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Copano shall determine for any reason not to undertake or to delay such Underwritten Offering, Copano may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Copano of such withdrawal up to and including the time of pricing such offering.
               (b) Priority of Piggyback Rights. If the Managing Underwriter or underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises Copano that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Copano can be sold without having such adverse effect, with such number to be allocated (i) first, to Copano; (ii) second, to Copano’s pre-IPO investors as provided in (A) the Stakeholders’ Agreement dated July 30, 2004, and (B) Article XIV of the Copano LLC Agreement; and (iii) third, pro rata among (A) those party to that certain Registration Rights Agreement dated December 29, 2005 by and among Copano and the purchasers named therein who have requested participation in such Underwritten Offering, (B) those party to that certain Registration Rights Agreement dated August 1, 2005, by and among Copano and the purchasers named therein who have requested participation in such Underwritten Offering, and (C) the Selling Holders party to this Agreement, based, for each such party and each Selling Holder, on the fraction derived by dividing (x) the number of Common Units proposed to be sold by such party or Selling Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all such parties and all Selling Holders in such Underwritten Offering pursuant to this clause (iii). As of the date of execution of this Agreement, there are no other Persons with Registration Rights other than as described in this Section 2.02(b).
     Section 2.03 Underwritten Offering.
     (a) Demand Registration. If a Selling Holder elects in a Demand Registration to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipates gross proceeds of greater than twenty million dollars ($20,000,000) from such Underwritten Offering, Copano shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter or underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities; provided, however, Copano management will not be required to participate in any roadshow or similar marketing effort on behalf of any Selling Holder.
     (b) General Procedures. In connection with any Underwritten Offering under this Agreement, Copano shall be entitled to select the Managing Underwriter or underwriters. In connection with an Underwritten Offering under Section 2.03 hereof, each Selling Holder and Copano shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Copano to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Copano or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Copano and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the time in the last sentence of Section 2.02(a) hereof to be effective. No such withdrawal or abandonment shall affect Copano’s obligation to pay Registration Expenses.
     Section 2.04 Sale Procedures. In connection with its obligations contained in Section 2.01 and Section 2.03, Copano will, as expeditiously as possible:
     (a) prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the period set forth in Section 2.01(a) and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
     (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf

Registration Statement or such other registration statement and the Prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
     (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request and keep such registration or qualification in effect for as long as the Shelf Registration Statement or other registration statement remains in effect; provided, however, that Copano will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
     (d) promptly notify each Selling Holder and each underwriter, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any Prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective (unless it is effective upon filing); and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any Prospectus or prospectus supplement thereto;
     (e) immediately notify each Selling Holder and each underwriter, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the Prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Copano of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Copano agrees to as promptly as practicable amend or supplement the Prospectus or prospectus supplement or take other appropriate action so that the Prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
     (f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the

Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
     (g) in the case of an Underwritten Offering, upon request, (i) furnish opinions of counsel of Copano and a negative assurance letter of counsel to Copano and updates thereof covering the matters customarily covered in opinions and negative assurance letters requested in underwritten offerings and such other matters as may be reasonably requested by the underwriters, and (ii) obtain “cold comfort” letters and updates thereof from the independent certified public accountants of Copano (and, if necessary, any other independent certified public accountants of any subsidiary of Copano or of any business acquired by Copano for which financial statements and financial data are, or are required to be, included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings and such other matters as may reasonably be requested by the underwriters;
     (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
     (i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Copano personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Copano need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Copano;
     (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Copano are then listed;
     (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Copano to enable the Selling Holders to consummate the disposition of such Registrable Securities;
     (l) provide a transfer agent and registrar for all Registrable Securities covered by such Shelf Registration Statement not later than the effective date of such Shelf Registration Statement; and
     (m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Each Selling Holder, upon receipt of notice from Copano of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Copano that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the Prospectus, and, if so directed by Copano, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to Copano (at Copano’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.05 Cooperation by Holders. Copano shall have no obligation to include in the Shelf Registration Statement units of a Holder or in a Underwritten Offering pursuant to Section 2.02 or Section 2.03 units of a Selling Holder who has failed to timely furnish such information that, in the opinion of counsel to Copano, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in a Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30 calendar day period following completion of a public offering of equity securities by Copano except as specifically provided herein; provided, however, (i) that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of Copano on whom a restriction is imposed and (ii) the restrictions contained in this Section 2.06 shall not prevent a Holder from selling during such 30 calendar day period an aggregate of the lesser of a number of Common Units equal to (a) Copano’s average weekly trading volume over the prior four trading weeks on the Nasdaq National Market or other applicable exchange or (b) one percent of Copano’s outstanding Common Units measured as of the date of such sale and, provided further, that if a Holder has submitted a notice to request inclusion in an Underwritten Offering pursuant to Section 2.02(a) but is unable to sell any of such Common Units as a result of the priority provisions contained in Section 2.02(b), then such Holder shall not be subject to the restrictions contained in this Section 2.06.
     Section 2.07 Expenses.
     (a) Certain Definitions. “Registration Expenses” means all expenses incident to Copano’s performance under or compliance with this Agreement to effect the registration of Registrable Securities the Shelf Registration Statement pursuant to Section 2.01, an Underwritten Offering pursuant to Section 2.02 or Section 2.03, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and The Nasdaq National Market fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Copano, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.08 hereof, Copano shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, Copano shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.
     (b) Expenses. Copano will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.08 Indemnification.
     (a) By Copano. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Copano will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees and agents, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, its directors, officers, employees or agents, or any underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors, officers, employees or agents, or any underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Copano will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, its directors, officers, employees or agents, or any underwriter or controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder, its directors, officers, employees or agents, or any underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
     (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Copano, its directors, officers, employees and agents, and each Person, if any, who controls Copano within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from Copano to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
     (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
     (d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall a Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
     (e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Copano agrees to use its commercially reasonable efforts to:
     (a) Make and keep public information regarding Copano available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;
     (b) File with the Commission in a timely manner all reports and other documents required of Copano under the Securities Act and the Exchange Act at all times from and after the date hereof; and
     (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Copano, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Copano to register Registrable Securities granted to the Contributors by Copano under this Article II may not be transferred or assigned by any Contributor unless (a) each such transferee or assignee is a partner (either general or limited), member or Affiliate of such Contributor, (b) Copano is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Contributor under this Agreement.
     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Copano shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Copano that would allow such current or future holder to require Copano to include securities in any registration statement filed by Copano on a basis that is superior in any way to the piggyback rights granted to the Contributors hereunder.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:
     (a) if to Contributor, to the address set forth under that Contributor’s signature block in accordance with the provisions of this Section 3.01,
     (b) if to a transferee of Contributor, to such Holder at the address provided pursuant to Section 2.10 above, and
     (c) if to Copano, at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, notice of which is given in accordance with the provisions of this Section 3.01.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.
     Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.03 Assignment of Rights. All or any portion of the rights and obligations of any Contributor under this Agreement may be transferred or assigned by such Contributor in accordance with Section 2.10 hereof.
     Section 3.04 Aggregation. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 3.05 Recapitalization, Exchanges, Etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Copano or any successor or assign of Copano (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts) and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.09 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Copano set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Copano and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.13 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Exhibit D
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COPANO ENERGY, L.L.C.
By:
	Name:	John R. Eckel, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

Signature Page to
Registration Rights Agreement

CIMMARRON GATHERING GP, LLC

By:

Name:
Title:	Manager

c/o Richard K. Gordon 2727 Allen Parkway, Suite 1350 Houston, Texas 77019

and

c/o John Schmitz 201 W. California Street Gainesville, Texas 76240
Signature Page to
Registration Rights Agreement

2

TAOS GATHERING, LP

By: Taos Gathering GP, LLC, its general partner

By:

Name:
Title:	Manager

c/o Richard K. Gordon 2727 Allen Parkway, Suite 1350 Houston, Texas 77019
Signature Page to
Registration Rights Agreement

3

CIMMARRON TRANSPORTATION, LLC

By:

Name:
Title	Manager

c/o John Schmitz 201 W. California Street Gainesville, Texas 76240
Signature Page to
Registration Rights Agreement

4